EXHIBIT 10.33

                          Purchase and Sale Agreement
                       between PDH Associates LLC, as Seller
                      and CNL Hospitality Corp., as Buyer
                                 relating to the
                         Courtyard Palm Desert and the
                           Residence Inn Palm Desert

                     PALM DESERT COURTYARD AND RESIDENCE INN
                           PURCHASE AND SALE AGREEMENT

THIS PURCHASE AND SALE AGREEMENT (this "Agreement") is made and entered into as of the 19th day of January, 2000, by and between PDH Associates LLC, a Utah limited liability company ("Seller"), and CNL HOSPITALITY CORP., a Florida corporation or assigns ("Buyer").

                                    RECITALS

         A. Seller owns a 130 room Residence Inn by Marriott located at 38-305 Cook Street, Palm Desert, California 92211 (the "Residence Inn"), and a 151 room Courtyard by Marriott Hotel located at 74-895 Frank Sinatra Drive, Palm Desert, California 92211 (the "Courtyard" and together with the Residence Inn, the "Hotels").

         B. Seller desires to sell, and Buyer desires to acquire, the Hotels upon the terms and conditions, and subject only to those representations and warranties, expressly set forth in this Agreement.

         NOW, THEREFORE, in consideration of and in reliance upon the above Recitals (which are incorporated into and made a part of this Agreement), and the mutual covenants, promises and undertakings set forth in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller and Buyer agree as follows:

                                    AGREEMENT

                                    ARTICLE 1
                         AGREEMENT TO PURCHASE AND SELL

         Section 1.1. Purchase and Sale of the Property. Seller agrees to sell and convey and Buyer agrees to purchase and accept all of Seller's right, title and interest in and to the following described Property, upon the terms and conditions set forth in this Agreement. As used in this Agreement, the term
"Property" shall mean the Real Property, the Personal Property and the Intangible Property, each as defined below in this Section 1.1.

         1.1(a) Land. As used herein, the "Land" shall mean that certain parcel of land located at the southwest corner of the intersection Cook Street and Frank Sinatra Drive in Palm Desert, California, as more particularly described in Exhibit "A".

         1.1(b) Improvements. As used herein, the "Improvements" shall mean the buildings consisting of and comprising a 130 room hotel known as the Residence Inn by Marriott, Palm Desert and the 151 room hotel known as the Courtyard by Marriott, Palm Desert and all other related improvements, including but not limited to all pavement, access ways, curb cuts, parking, kitchen and support facilities, meeting and conference rooms, swimming pool facilities, recreational amenities, office facilities, drainage systems and facilities, landscaping, air ventilation and filtering systems, HVAC, electrical, plumbing, mechanical, elevator facilities and systems, utility facilities and connections for sanitary sewer, potable water, irrigation, electricity, telephone, cable television and natural gas, if applicable, all to the extent the same are now located on or attached to the Land or the buildings thereon, and all appurtenances thereto acquired by Buyer in connection with Buyer's acquisition of the Hotels pursuant to the terms of this Agreement.

         1.1(c) Premises; Real Property. As used herein, the "Premises" shall mean the Land, the Hotels, and any and all other Improvements, and the "Real Property" shall mean the Premises and Seller's entire right, title and interest in and to all privileges, rights of way, easements, appurtenances, mineral rights and all other rights appurtenant to or connected with the beneficial use or enjoyment of the Land and/or the Improvements.

         1.1(d) Personal Property. As used herein, the "Personal Property" shall mean all of the furniture, fixtures, equipment, appliances, machinery, computer, office and fitness equipment, furnishings, carpets, drapes, service and maintenance equipment, tools, signs, landscaping equipment, telephone and other communications equipment, pool equipment, television and antenna equipment, television and video equipment, intercom equipment and systems, and any other personal property used or usable in connection with the operation of the Premises, and which is owned by Seller and located at the Premises, including, but not limited to, those items more particularly described on Exhibit "B", attached hereto. The Personal Property shall not include leased items or items owned by guests or other third parties. The Personal Property to be conveyed under this Agreement is subject to depletions, replacements and additions in the ordinary course of the operation, repair and maintenance of the Property.

         1.1(e) Intangible Property. As used herein, the "Intangible Property" shall mean all of Seller's right, title and interest in and to all intangible property in the possession of Seller and used in connection with the Real Property or the Personal Property, including without limitation, all Contracts (as defined below) and other contract rights, licenses, permits, approvals, authorizations and other entitlements, all guaranties and warranties related to the Improvements and the Personal Property or the construction, fabrication or maintenance thereof, all plans and specifications relating to the Improvements, all telephone numbers and Internet web sites used by Seller in connection with the operation of the Hotels, and all books, records, reports, test results, environmental assessments and other documents and materials (including advance deposits, but excluding accounts, accounts receivable and computer programs) related to Seller's operation of the Hotels and Seller's maintenance and repair of the Property.

         Section 1.2 Definitions. In addition to other words and terms defined elsewhere in this Agreement, as used in this Agreement the following capitalized words and terms shall have the following meanings, respectively, unless the context hereof otherwise clearly requires:

         1.2(a) "Act of Bankruptcy" shall mean if a party hereto or any managing member thereof shall (a) apply for or consent to the appointment of, or the taking of possession by, a receiver, custodian, trustee or liquidator of itself or all of or a substantial part of its property, (b) admit in writing its inability to pay its debts as they become due, (c) make a general assignment for the benefit of its creditors, (d) file a voluntary petition or commence a voluntary case or proceeding under the Federal Bankruptcy Code (as now or hereafter in effect), (e) be adjudicated a bankrupt or insolvent, (f) file a petition seeking to take advantage of any other law relating to bankruptcy, insolvency, reorganization, winding-up or composition or adjustment of debts,
(g) fail to controvert in a timely and appropriate manner, or acquiesce in writing to, any petition filed against it in an involuntary case or proceeding under the Federal Bankruptcy Code (as now or hereafter in effect), or (h) take any corporate or partnership action for the purpose of effecting any of the foregoing; or if a proceeding or case shall be commenced, without the application or consent of a party hereto or any managing member thereof, in any court of competent jurisdiction seeking (1) the liquidation, reorganization, dissolution or winding-up, or the composition or readjustment of debts, of such party or managing member, (2) the appointment of a receiver, custodian, trustee or liquidator for such party or managing member or all or any substantial part of its assets, or (3) other similar relief under any law relating to bankruptcy, insolvency, reorganization, winding-up or composition or adjustment of debts, and such proceeding or case shall continue undismissed; or an order (including an order for relief entered in an involuntary case under the Federal Bankruptcy Code, as now or hereinafter in effect) judgment or decree approving or ordering any of the foregoing shall be entered and continue unstated and in effect, for a period of 60 consecutive days.

         1.2(b)  "Architect" shall mean William E. Swank, Sr.

         1.2(c) "Closing Date" shall have the meaning set forth in Article 7 hereof.

         1.2(d) "Closing" shall mean the payment of the Purchase Price and the consummation of the purchase and sale of the Property in accordance with the terms of this Agreement.

         1.2(e) "Contractor" shall mean Desert Cities Development, Inc. / Tri-Construction Associates, Inc. Joint Venture.

         1.2(f) "Contracts" shall mean all service, maintenance, repair, advertising, commission, supply, telephone, cable television and video service, sign, management, operation, equipment leasing, concession, utility and other personal property or service contracts, agreements or leases relating to the operation, maintenance, ownership, construction or repair of the Premises, and all space leases, if any, affecting the Premises or any part thereof, including without limitation, the Management Agreements and the Franchise Agreements.

         1.2(g)  "Courtyard   Franchise   Agreement"  shall  mean  that  certain
Courtyard by Marriott Franchise Agreement between Franchisor and Seller, Palm Springs/Palm Desert, California, dated December 21, 1998, as amended.

         1.2(h) "Courtyard Management Agreement" shall mean that certain Hotel Management Agreement (Palm Desert Courtyard), dated May 4, 1998 by and between Seller and Manager, as amended.

         1.2(i) "Effective Date" of this Agreement shall mean that date upon which the last of Seller and Buyer has executed this Agreement.

         1.2(j) "Final Plans" shall mean the final "as-built" plans and specifications for the Improvements which are to be furnished by Seller to Buyer pursuant to Section 3.2(g).

         1.2(k) "Financial Information" shall mean, collectively, (i) the Financial Statements attached as Exhibit "F" hereto; (ii) Balance Sheets (of Current Assets and Liabilities) and Operating (Profit and Loss) Statements for each of the Hotels, on a monthly basis, from the opening date of each Hotel through the Effective Date, and once prepared by Seller, for the year ending December 31, 1999; (iii) Balance Sheets and Profit and Loss Statements for
Seller for the year ending December 31, 1998, and once prepared by Seller, for the year ending December 31, 1999; (iv) Seller's 1998 tax returns; and (v) all books and records for the Hotels maintained by Seller or by Manager at the Premises.

         1.2(l)  "Financial  Statements"  shall  have the  meaning  set forth in
Section 10.1(g).

         1.2(m) "Franchise Agreements" shall mean, collectively, the Residence Inn Franchise Agreement and the Courtyard Franchise Agreement.

         1.2(n)  "Franchisor"  shall  mean  Marriott   International,   Inc.  as
franchisor under the Franchise Agreements.

         1.2(o) "Management Agreements" shall mean, collectively, the Courtyard Management Agreement and the Residence Inn Management Agreement.

         1.2(p) "Manager" shall mean S & H Hospitality LLC, a California limited liability company.

         1.2(q) "Permits" shall mean all of the permits, certifications, approvals, licenses and authorizations, required by or obtained from any governmental or quasi-governmental authority in connection with Seller's construction of the Improvements, or the ownership and operation of the Hotels, including without limitation certificates of occupancy, building permits, signage permits, liquor licenses, site use approvals, zoning certificates, environmental and land use permits.

         1.2(r) "Residence Inn Franchise Agreement" shall mean that certain Residence Inn by Marriott Franchise Agreement between Franchisor and Seller, Palm Springs/Palm Desert, California, dated December 21, 1998, as amended.

         1.2(s) "Residence Inn Management Agreement" shall mean that certain Hotel Management Agreement (Palm Desert Residence Inn), dated May 4, 1998 by and between Seller and Manager, as amended.

         1.2(t) "Title Company" shall mean First American Title Insurance Company, which shall act as the escrow holder hereunder pursuant to Section 2.1 and issue the owner's policy of title insurance required hereunder by and through such agent as Buyer shall select.

         Section 1.3. Certain Encumbrances. Upon the closing of this transaction, the Property shall be subject to and benefitted by the following agreements, which shall be reviewed and approved by Buyer as Permitted Exceptions as provided in Article 4 below during the Due Diligence Period (unless, in the alternative, Buyer terminates this Agreement):

         1.3(a) Declaration of Covenants, Conditions And Restrictions (Golf Course CC&Rs) by and between Seller and the City of Palm Desert, dated June 15, 1998, recorded with the Riverside County recorder as Entry Number 247598 (the "Golf Course CC&Rs");

         1.3(b) Declaration of Covenants, Conditions And Restrictions (Agency CC&Rs) by and between Seller and the City of Palm Desert, dated June 15, 1998, recorded with the Riverside County recorder as Entry Number 247597 (the "Agency CC&Rs");

         1.3(c) Declaration of Covenants, Conditions And Restrictions (PDH CC&Rs) by and between Seller and the City of Palm Desert, dated June 15, 1998, recorded with the Riverside County recorder as Entry Number 247596 (the "Hotel CC&Rs");

         1.3(d) Disposition and Development Agreement by and between the Palm Desert Redevelopment Agency and Seller, dated April 29, 1998 (the "DDA").

                                    ARTICLE 2
                                 PURCHASE PRICE

The purchase price ("Purchase Price") which Seller agrees to accept and Buyer agrees to pay for the Property is Thirty Three Million Five Hundred Thousand and No/100 Dollars ($33,500,000.00), payment of which is to be allocated as agreed by the parties pursuant to Section 8.4.

         Section 2.1 Earnest Money Deposit. Within two (2) business days after execution of this Agreement by Buyer and Seller and Escrow Agent, Buyer shall make an earnest money deposit in the amount of Two Hundred Fifty Thousand Dollars ($250,000) (such amount, together with all interest accrued thereon, is referred to herein as the "Deposit"). The Deposit shall be held in escrow by First American Title Insurance Company (sometimes called the "Escrow Holder") in a federally insured, interest bearing account or instrument as directed by Buyer, subject to Seller's reasonable approval. All interest earned on the Deposit shall be reported to Buyer's federal tax identification number. Except as otherwise specifically provided in this Agreement, the Deposit shall be paid to Seller and applied to the Purchase Price at Closing (as hereinafter defined).

         Section 2.2 Cash at Closing. At Closing, Escrow Holder shall pay the Deposit to Seller and Buyer shall pay to Seller, by wire transfer of immediately available federal funds received at Seller's bank in Salt Lake City, Utah by 2:00 p.m. Mountain Time on the Closing Date, an amount equal to the Purchase Price, subject to the closing prorations set forth in Article 8, less the amount of the Deposit received by Seller from Escrow Holder at Closing.

                                    ARTICLE 3
                       SELLER'S INSPECTION OF THE PROPERTY

         Section 3.1 Due Diligence Period; Termination. Buyer shall have a period of forty-five (45) days after the Effective Date (the "Due Diligence Period") within which to inspect the Property, attempt to secure an operating tenant, and to investigate any other aspects of the proposed transaction that Buyer may elect. Buyer shall at any and all times during the Due Diligence Period have the right in its sole and absolute discretion to terminate this Agreement and receive the return of the Deposit. Buyer may extend the Due Diligence Period as provided in Section 3.4 hereof. If Buyer decides, in its sole discretion, not to terminate the Agreement pursuant to this Article 3, it shall so advise Seller in writing prior to the expiration of the Due Diligence Period. If Buyer fails to deliver such written notice, then this Agreement shall automatically terminate, the Deposit shall be returned to Buyer, the parties shall share equally the customary escrow cancellation fees, if any, of Escrow Holder, and neither party shall have any further obligations under this Agreement to the other except pursuant to any provision of this Agreement which expressly survives the termination of this Agreement. If Buyer terminates or is deemed to have terminated this Agreement prior to Closing under any provision of this Agreement, Buyer shall deliver promptly to Seller copies of all reports requested by Seller that have been prepared for Buyer by any third parties relating to the condition of the Property (provided that Seller shall reimburse Buyer for one-half of the cost of such requested reports), and Buyer shall return to Seller all of the documents and information provided to Buyer pursuant to Section 3.2. Buyer agrees that all of the documents and information provided by Seller to Buyer in connection with Buyer's due diligence inspection of the Property shall be used by Buyer solely to determine its interest in the purchase of the Property (including Buyer's attempt to secure potential investors, potential financing and an operating tenant ("Buyer's Tenant") for the Hotels), and for no other purpose to Seller's detriment. Buyer's obligations set forth in the two foregoing sentences shall survive the termination of this Agreement.

         Section 3.2 Tests and Inspections; Information. Buyer shall have the right during the Due Diligence Period to conduct such tests and inspections of the Property, and to review such documents relating to the Property as Buyer deems necessary or appropriate. Upon reasonable written or telephonic notice to Seller, Seller shall provide Buyer and Buyer's agents with access to the Property for the purpose of performing any physical, engineering and/or environmental tests and inspections Buyer deems appropriate, subject to the provisions of Section 3.5. Seller shall cooperate with Buyer's inspection of the Property during the Due Diligence Period. In particular, in the event that any document, agreement, letter, report or other information relating to the Property described below or requested by Buyer pursuant to Section 3.2(q), is not in the possession of Seller or Manager, but can be obtained by Seller at minimal expense, then Seller shall use its good faith efforts to obtain such information on Buyer's behalf. Within five (5) business days after the Effective Date, Seller shall provide Buyer or Buyer's agents with access to or copies (as indicated below) of the following documents and other business records:

         3.2(a) copies of the DDA, the Hotel CC&Rs, the Agency CC&Rs and the Golf Course CC&Rs;

         3.2(b) copies of a schedule of all future reservations and advance deposits for each of the Hotels;

         3.2(c) copies of all of the currently existing Contracts, and access to all maintenance records for the Property in the possession of Seller or Manager;

         3.2(d)  copies of all of the Permits;

         3.2(e) true, correct and complete copies of all of the Financial Information; provided, however, that Buyer shall be given access to, rather than copies of, the books and records of the Hotels maintained by the Manager at the Premises; and provided further, that Seller shall not be obligated to deliver copies of financial statements for the year ending December 31, 1999, for Seller or the Hotels until February 15, 2000;

         3.2(f) copies of all title policies, property surveys and zoning and occupancy compliance documents in the possession of Seller or Manager;

         3.2(g) copies of a site plan for the Premises,  a full set of the Final
Plans,   and  a  full  set  of  the  original   construction,   engineering  and
architectural plans and specifications for the Improvements;

         3.2(h) copies of all engineering, geological, soils, structural and environmental reports, studies and assessments of the Property in the possession of Seller;

         3.2(i)  a copy of Seller's existing as-built survey for the Property;

         3.2(j) copies of the property tax bills and assessments for the Real Property for 1998 and 1999 (and paid receipts therefor, to the extent that such tax bills have become due and payable);

         3.2(k) copies of any and all warranties and guaranties pertaining to the Improvements, specifically including the manufacturer's roof membrane warranty issued with respect to the buildings comprising the Improvements;

         3.2(l) copy of the Construction Contract for the Improvements between Seller and Contractor, dated July 31, 1998, including all amendments thereto (the "Construction Contract"); Seller acknowledges that Seller did not obtain any payment or performance bonds in connection with the construction of the Improvements; Seller will also provide an exhibit disclosing Seller's cost of the Land, the Improvements and the Personal Property, broken out for the Courtyard and the Residence Inn, where applicable;

         3.2(m) copies of all inspection reports and final approvals provided or issued by Franchisor with respect to the construction of the Improvements, the Premises or the Property, including without limitation, Franchisor's acknowledgment that the Improvements have been completed in accordance with applicable Franchise requirements; and access to any and all other, reports and correspondence from Franchisor regarding the construction or operation of the Improvements in the possession of Seller, Manager or Architect;

         3.2(n) copies of one or more insurance certificates evidencing Seller's insurance coverage currently in effect with respect to the Premises;

         3.2(o) a copy of the Restaurant Contract as defined in Section 4.3;

         3.2(p) a copy of Manager's marketing plan for the Hotels for the 2000 operating year; and

         3.2(q) any other documents, books or records in the possession of Seller, Seller's legal counsel, Manager or Architect which Buyer may reasonably request in writing in order for Buyer to properly evaluate the Property.

         Section 3.3 Certain Investigations. Without limiting the generality of the due diligence investigations of the Property that Buyer is entitled to perform pursuant to this Agreement, and without obligating Buyer to perform any particular tests, inspections or investigations, Seller acknowledges that Buyer expects to undertake the following due diligence investigations during the Due Diligence Period, at Buyer's sole cost and expense, except as otherwise expressly provided:

         3.3(a) Buyer shall be entitled to undertake an audit of any of the Financial Statements or other Financial Information delivered by Seller to Buyer, using an independent accounting firm selected by Seller and reasonably acceptable to Buyer. Any opinion letter issued by such independent accounting firm shall be addressed to both Seller and Buyer. Buyer shall pay the cost and expenses of preparing such audited Financial Statements; provided, however Seller shall reimburse Buyer at Closing for lesser of (i) the actual cost of such audit, or (ii) Twelve Thousand and no/100 Dollars ($12,000.00).

         3.3(b) Buyer shall obtain a current appraisal of the Premises prepared by an MAI appraiser acceptable to Buyer, complying with all applicable statutory requirements, specifically including the Appraisal Standards for Federally-Regulated Transactions, as required by the Federal Financial Institutions Reform Recovery and Enforcement Act of 1989 ("FIRREA") and related or subsequent regulations.

         3.3(c) Buyer shall obtain a current Environmental Assessment of the Premises, prepared by a licensed environmental engineer acceptable to Buyer, certified to Buyer and stating whether there is any evidence of Hazardous
Materials contamination on or affecting the Premises. Said Environmental Assessment shall meet then current protocols established by the American Society for Testing and Materials under Designation E-1527 (Standard Practices for Environmental Site Assessments/Transaction Screen Process).

         3.3(d) Buyer shall obtain satisfactory UCC-1 searches for Seller.

         3.3(e) Buyer shall obtain the approval from Buyer's Board of Directors of the terms of this Agreement and Buyer's consummation of its obligations hereunder.

         3.3(f) Buyer shall investigate and approve the zoning of the Premises and its compliance with applicable zoning and subdivision laws.

         3.3(g) Buyer shall obtain a certificate from an inspecting architect acceptable to Buyer in form and substance acceptable to Buyer, and a certificate from an inspecting civil engineer acceptable to Buyer in form and substance acceptable to Buyer.

         3.3(h) Buyer shall review and approve the Permits, warranties, guaranties, Contracts, and other agreements, copies of which Seller is required to furnish to Buyer pursuant to Section 3.2, and originals of which shall be delivered to Buyer at the Closing.

         3.3(i) Buyer shall satisfy itself that legally sufficient parking is available on the Premises without the benefit of any parking easements created on adjacent property to comply with applicable zoning requirements, and that all utilities are available to and in service at the Premises.

         3.3(j) Buyer shall secure Buyer's Tenant to occupy and operate the Property, and negotiate the lease terms and conditions with Buyer's Tenant.

         Section 3.4 Buyer's Extension Rights. Buyer shall have the right to extend the Due Diligence Period for certain additional periods, as expressly provided in this Section 3.4.

         3.4(a) If Buyer has not secured Buyer's Tenant and agreed upon the lease terms and conditions during the Due Diligence Period (as it may have been otherwise extended), Buyer shall have the option to extend the Due Diligence Period for a period of thirty (30) days by serving written notice on Seller of Buyer's intent to so extend the Due Diligence Period; provided however, that Buyer's option to extend shall be conditioned upon the waiver or satisfaction of all other due diligence investigations of the Property, and any conditions required to be satisfied by Buyer prior to the expiration of the Due Diligence Period. Upon exercising such option to extend, Buyer shall make an additional earnest money deposit in the amount of Two Hundred Fifty Thousand Dollars ($250,000.00) (said additional earnest money deposit and the Deposit, along with all interest accrued on each, are at times collectively referred to herein as the "Deposit"). The Deposit shall be held in accordance with the terms of
Section 2.1.

         3.4(b) In the event that Seller does not deliver copies to Buyer (or make available to Buyer, as the case may be) any of the documents, materials or information required to be delivered or made available by Seller pursuant to
Section 3.2, within the five (5) business day time period set forth therein, then Buyer may extend the Due Diligence period for up to fifteen (15) additional days, by written notice to Seller.

         Section 3.5 Conditions of Inspection and Review. The terms and conditions set forth in this Section shall apply to Buyer's inspection of the Property and review of the information described above. Buyer shall give Bill Swank, Jr. (and only Bill Swank, Jr.) at (760) 250-5729 reasonable telephonic notice of its intention to inspect the Property, review any of Seller's information located at the Premises, or conduct any sampling or testing of the Property. Seller shall have the right to have a representative of Seller present during any on-site visits, tests or inspections performed by Buyer at the Property, and no inspection shall involve the taking of samples or other physically invasive procedures without the prior written consent of Seller, other than such samples as may be taken in connection with a standard Phase I Environmental Assessment for the Property. Buyer shall perform all of its inspections, sampling and/or testing in such a manner as to minimize its interference with the operation of the Hotels or any persons providing service to the Property. Neither Buyer nor its agents or representatives shall contact any other employees of Manager prior to the expiration of the Due Diligence Period without the prior written consent of Seller. Buyer shall maintain adequate liability insurance coverage for its officers, employees, agents and representatives inspecting the Property or conducting sampling or testing and, at Seller's request, will provide Seller with written evidence of same. Any and all review, inspections, sampling and testing performed by Buyer shall be at Buyer's sole cost and expense and Buyer agrees to keep the Property free and clear of any liens which may arise as a result of such inspections, sampling and testing. Buyer shall restore promptly any physical damage to the Property caused by any such inspection, sampling or testing of the Property. Buyer shall provide Seller with copies of written sampling test results and reports prepared by third parties. Buyer and its officers, directors, employees, agents and representatives shall keep all of the information, sampling, test results and reports obtained or developed during or as a result of Buyer's inspection strictly confidential, except as provided in Section 3.1 and Section 13.6.

         Section 3.6 Buyer's Indemnification. Buyer hereby indemnifies and agrees to defend, and hold Seller, Manager, and their respective officers, members, agents, employees, representatives and affiliates (as used in this Section 3.6, collectively, the "Indemnified Parties") harmless from and against any and all claims, causes of action, losses, costs, liabilities, liens, damages and/or expenses, including reasonable attorneys' fees and court costs, made, sustained, suffered or incurred against or by any of the Indemnified Parties attributable to or arising out of any such inspection, sampling or testing. The indemnification provided in this Section shall survive the termination of this Agreement.

                                    ARTICLE 4
                                TITLE AND SURVEY

         Section 4.1. Conveyance at Closing. The Real Property shall be conveyed by Seller to Buyer at Closing by a recordable special warranty deed (the "Deed"), subject to (a) the lien of non-delinquent real estate taxes and assessments, (b) the acts and deeds of Buyer, (c) the DDA, the Agency CC&Rs, the Hotel CC&Rs and the Golf Course CC&Rs, (d) the Restaurant CC&Rs and the Mutual Easement Agreement, to the extent provided in Section 4.3(b), (e) matters depicted on the Updated Survey, as approved or deemed to be approved by Buyer pursuant to Section 4.2 and Section 4.3 hereof, and (f) the matters approved or deemed approved by Buyer pursuant to Section 4.2 and Section 4.3 (collectively referred to herein as the "Permitted Exceptions"). The Deed shall also contain the following language:

                  The Grantee herein covenants by and for itself, its heirs, executors, administrators and assigns, and all persons claiming under or through them, that there shall be no discrimination against or segregation of any person or group of persons on account of sex, marital status, race, age, handicap, color, religion, creed, national origin or ancestry in the sale, lease, sublease, transfer, use, occupancy, tenure or enjoyment of the Property, and Grantee (itself or any person claiming under or through Grantee) shall not establish or permit any such practice or practices of discrimination or segregation with reference to the selection, location, number, use or occupancy of tenants, lessees, subtenants, sublessees or vendors of the Property or any portion thereof.

         Section 4.2 Title and Survey Matters. As promptly as reasonably possible, but in any event within twenty (20) days after the Effective Date Buyer shall obtain, at Seller's expense: (i) a commitment (the "Title Commitment") for an ALTA Owner's Title Insurance Policy showing title to the Real Property in Seller, dated not earlier than the Effective Date and proposing to insure Buyer in the amount of the Purchase Price, issued by the Title Company or another title insurance company reasonably acceptable to Buyer, and (ii) a current "as-built" survey for the Property (the "Updated Survey") with the seal and signature thereon of an engineer or surveyor registered in the State of California, which survey shall (a) include and show the metes and bounds description of all parcels comprising the Premises, (b) indicate that all parcels comprising the Premises are contiguous, (c) be certified to Seller, Buyer and the Title Company, (d) show the location and dimension together with recording information of all easements which encumber or are appurtenant to the Premises, and whether the same are encroached upon by the Improvements or shall interfere with the use of, or access to, the Premises and the Improvements thereon, or cross the property of others in the absence of properly recorded easements therefor, (e) show the location and dimension of the Improvements (including the location and number of any parking spaces), (f) indicate whether there exists any violation of height and building restrictions and setback and parking requirements, (g) be accompanied by a certificate from the Surveyor substantially in the form attached as Exhibit "C" hereto (or as otherwise reasonably acceptable to Buyer), (h) comply with ALTA standards, and (i) be dated not earlier than the Effective Date. If the Title Commitment or Updated Survey discloses matters which are not permitted pursuant to Section 4.1 and/or to which Buyer objects, Buyer shall give written notice specifying such objections to Seller within thirty (30) days after its receipt of the Title Commitment, copies of all of the underlying title documents, and the Updated Survey. Buyer's failure to give a notice of objection within such thirty (30) day period shall be conclusively deemed to constitute approval of the Title Commitment and Updated Survey by Buyer. Seller shall have thirty (30) days after the date of receipt of Buyer's written notice to remove any such matters from title or the Updated Survey, as the case may be, or to have the Title Company waive such matters or commit to insure for the full amount of the policy against loss or damage that may be occasioned by such matters; provided, however, that except with respect to monetary liens or encumbrances, Seller shall be under no obligation to do so. If Seller (in its sole discretion) elects not to have such matters removed, waived or committed to be insured over within such thirty (30) day period, Seller shall so notify Buyer, and Buyer may (i) terminate this Agreement upon written notice given to Seller within five (5) business days after Buyer's receipt of such notice from Seller, or (ii) elect, by written notice given to Seller within five (5) business days after Buyer's receipt of such notice from Seller, to take title to the Property as it then is without any set-off or deduction of any kind against the Purchase Price. If Seller does not receive written notice of Buyer's election to terminate this Agreement within five (5) days after Buyer's receipt of such notice from Seller, then Buyer shall be conclusively presumed to have elected to take title as it then is, as provided above. If this Agreement is terminated by Buyer as provided above in this Section 4.2, then Escrow Holder shall return the Deposit to Buyer, Seller shall pay any cancellation fees of Escrow Holder, and neither party shall have any further obligations hereunder to the other except pursuant to any provision hereof which expressly survives the termination of this Agreement. In the event that Seller elects, in its sole discretion, to cure any title or survey matter to which Buyer has objected, then the parties agree to postpone the expiration of the Due Diligence Period and the Closing Date for a reasonable period, not to exceed thirty (30) days, if required to enable Seller to complete the cure of such matter.

         Section 4.3 Certain Restaurant Documents. Seller is currently under contract to sell the restaurant pad adjacent to the Land as more particularly and legally described on Exhibit "D" attached hereto and incorporated herein (the "Restaurant Pad") to an unrelated entity named Dakota Apple Partnership ("Dakota") pursuant to that certain Agreement for Purchase and Sale of Real Estate and Related Property dated November 1, 1999 (the "Restaurant Contract"). As provided under the terms of the Restaurant Contract, Seller and Dakota are currently negotiating: (i) a Declaration of Covenants, Conditions And Restrictions (Restaurant CC&Rs) by and between Seller and Dakota Apple Partnership, (the "Restaurant CC&Rs"); and (ii) a Mutual Easement Agreement by and between Seller and Dakota Apple Partnership (the "Mutual Easement
Agreement"), both of which will address certain aspects of the relationship between the Hotels and the restaurant being constructed on the Restaurant Pad.

         4.3(a) Negotiation. No fewer than fifteen (15) days prior to the expiration of the Due Diligence Period, Seller will deliver to Buyer a draft of the respective proposed forms of the Mutual Easement Agreement and the Restaurant CC&Rs. Prior to the expiration of the Due Diligence Period, Buyer shall notify Seller whether it approves or disapproves the respective forms of the Mutual Easement Agreement and the Restaurant CC&Rs. If Buyer disapproves either of the agreements, Buyer shall notify Seller in detail of its reasons for disapproval, and Seller agrees to use its reasonable efforts to negotiate with Dakota and Buyer in order to incorporate any comments from Buyer into the respective agreements. Within ten (10) business days after notice of any such Buyer's disapproval, Seller shall deliver to Buyer revised drafts of the Mutual Easement Agreement and the Restaurant CC&Rs incorporating all revisions to which Dakota has agreed. If either of the Agreements, as revised, remains unacceptable to Buyer, then Buyer shall so notify Seller, and if Buyer's issues have not been resolved within ten (10) additional business days after Seller's receipt of such notice from Buyer ("Seller's Final Cure Period"), then Buyer may (i) terminate this Agreement pursuant to the provisions of Section 4.2, or (ii) elect to take title to the Real Property subject to the Mutual Easement Agreement and the Restaurant CC&Rs, without any set-off or deduction of any kind against the Purchase Price. Buyer shall notify Seller of such election within five (5) business days after the expiration of Seller's Final Cure Period. If Seller does not receive written notice of Buyer's election to terminate this Agreement within five (5) business days after the expiration of Seller's Final Cure Period, then Buyer shall be conclusively presumed to have elected to take title subject to such agreements in the form last submitted to Buyer, as provided above. If this Agreement is terminated by Buyer as provided above in this
Section 4.3, then Escrow Holder shall return the Deposit to Buyer, Seller shall share pay any cancellation fees of Escrow Holder, and neither party shall have any further obligations hereunder to the other except pursuant to any provision hereof which expressly survives the termination of this Agreement. Buyer and Seller agree to extend the Due Diligence Period for a reasonable period to the extent necessary to revise the subject agreements and obtain Buyer's approval or disapproval of the Mutual Easement Agreement and the Restaurant CC&Rs. Any subsequent change to the form or content of the Mutual Easement Agreement and/or Restaurant CC&Rs is subject to Buyer's written approval which may be withheld in Buyer's sole, but reasonable, discretion.

         4.3(b) Recording. In the event that Seller's transfer of the restaurant pad to Dakota pursuant to the Restaurant Contract closes prior to the Closing of this Agreement, then Seller shall be entitled to execute the final Mutual Easement Agreement and the Restaurant CC&Rs in the respective forms of said agreements approved or deemed approved by Buyer pursuant to Section 4.3(a), and to record the same against the Land and the Restaurant Pad; provided, however that in such event all of the benefits and obligations under such agreements relating to the Land shall be expressly assignable to Seller's successors and assigns in title to the Property. In the event that the Closing of this Agreement occurs prior to Seller's transfer of the restaurant pad to Dakota pursuant to the Restaurant Contract, then Buyer and Seller shall execute the Mutual Easement Agreement and the Restaurant CC&Rs at the Closing, in the respective forms of said agreements approved or deemed approved by Buyer pursuant to Section 4.3(a), and shall record the same against the Land and the Restaurant Pad; provided, however, that in such event all of the benefits and obligations under such agreements relating to the Restaurant Pad shall be by their terms expressly assignable to Seller's successors in title to the Restaurant Pad.

         Section 4.4 Monetary Liens. Notwithstanding the provisions of Section 4.2, Seller shall be obligated to remove any and all monetary liens against the Real Property (other than the lien of non-delinquent real estate taxes and assessments) on or before the Closing Date, including without limitation all mortgages and all mechanics' and materialmen's liens; provided, however, that Seller shall have the right to contest in good faith any such mechanics' or materialmen's liens as long as Seller (i) indemnifies Buyer against such liens;
(ii) causes such liens to be bonded to the Title Company's reasonable satisfaction, and (iii) causes the Title Company to insure title to the Real Property without exception for any such liens.

         Section 4.5 Title and Survey Costs. The cost of the Title Commitment and a standard coverage owner's title insurance policy issued pursuant thereto (the "Title Policy") shall be paid by Seller. The cost of curing any title or survey defects or adverse matters which are not Permitted Exceptions shall be paid by Seller (but only if Seller elects in its sole discretion to cure any such matters). The cost of the Updated Survey shall be paid by Seller. Any extended coverage title insurance or endorsements for additional title coverage beyond the standard owner's title insurance policy (including the cost of deleting the standard title policy exceptions) shall be obtained solely at Buyer's expense and shall be conditions of Closing to the extent provided in
Section 6.1(e).

                                    ARTICLE 5
                       SELLER'S COVENANTS PRIOR TO CLOSING

         Section 5.1 Maintenance and Operation of Property. During the period from the Effective Date until Closing or the earlier termination of this Agreement, except as otherwise expressly provided in this Agreement, Seller shall continue to operate the Property through Manager in the ordinary course of business, consistent with each Hotel's operations since opening, and through Manager, continue to maintain the Property in its existing condition and state of repair, ordinary wear and tear excepted, subject to the casualty and condemnation provisions set forth in Article 11. In particular, Seller shall:
(i) comply with all laws, Permits and Contracts affecting the Premises and will maintain all Permits and Contracts in good standing; and (ii) cause Manager to maintain adequate levels of operating supplies and equipment necessary to operate the Hotels.

         Section 5.2 Contracts. Until the date that is five (5) business days prior to the expiration of the Due Diligence Period, Seller shall have the right to enter into new Contracts, or to extend, renew or modify any existing Contract, upon such terms and conditions as Seller may elect; provided that Seller shall notify Buyer promptly after executing any such new Contract or extension, renewal or modification agreement, and Seller shall provide a copy of the same to Buyer, which notice and copy shall be provided not less than five
(5) business days prior to the expiration of the Due Diligence Period. After the expiration of the Due Diligence Period, provided that Buyer has not elected to terminate this Agreement, Seller shall not enter into any new contracts for services or otherwise that may be binding upon the Property or upon Buyer subsequent to Closing, or extend, renew or modify any existing Contracts (except in accordance with any currently existing extension or renewal rights in favor of the applicable contractor under its existing Contract) prior to Closing or the earlier termination of this Agreement, without obtaining Buyer's prior written consent, which will not be unreasonably withheld or delayed.

         Section 5.3 Insurance. At all times after the execution of this Agreement until the Closing or earlier termination of this Agreement, Seller shall keep the Improvements and Personal Property insured against fire or other hazards covered by extended coverage endorsement and comprehensive public liability insurance against claims for bodily injury, death and property damage occurring in, on or about the Premises, on the currently existing terms. At Buyer's request, Seller shall reasonably cooperate with Buyer, at no expense to Seller, in connection with Buyer's obtaining any insurance which Buyer desires to maintain with respect to the Premises following the Closing.

         Section 5.4 Personal Property. At all times after the Effective Date until the Closing or earlier termination of this Agreement, Seller shall not remove any of the Personal Property from the Premises without Buyer's prior written consent, unless replaced with personal property of equal or greater value, except for depletions and replacements of Personal Property in the ordinary course of the operation, repair and maintenance of the Hotels. Within ten (10) business days prior to Closing, Seller shall arrange with Buyer to conduct an inventory of the Personal Property in order to confirm the inventory set forth on Exhibit "B" attached hereto, at a mutually acceptable date and time. Buyer shall be entitled to have a representative present to monitor and participate in such inventory. Thereafter, Buyer and Seller shall update Exhibit "B" by adding any additional Personal Property discovered during the course of such inventory. In the event that any of the Personal Property included on the initial Exhibit "B" is missing from the Premises, and has not been replaced with personal property of equal or greater value, Seller shall either replace such missing Personal Property, or credit Buyer at Closing for the original cost of such Personal Property, at Buyer's option.

         Section 5.5 No Transfer. Seller shall not sell, mortgage, pledge, hypothecate, encumber or otherwise transfer or dispose of all or any part of the Property or any interest therein at any time prior to the Closing Date or earlier termination of this Agreement, except for the execution of the Mutual Easement Agreement pursuant to the provisions of Section 4.3. Without limiting the generality of the foregoing, Seller shall not grant any easements or licenses affecting the Premises, other than the Mutual Easement Agreement, nor enter into any leases of space in the Premises (excluding, however, taking reservations for hotel guests in the ordinary course of business), without the prior written consent of Buyer. Buyer's consent may be withheld at Buyer's sole option; however, Buyer's response to any of the foregoing shall not be unreasonably delayed and, if denied, shall be accompanied by a reasonably detailed explanation of the reason for such denial.

         Section 5.6 Payment of Charges. Seller shall pay in full, prior to Closing, all due and unpaid bills and invoices for labor, goods, materials, services, utility charges, and employee salaries and other accrued benefits relating to the Property and applicable to any period prior to Closing, other than such bills, invoices and charges for which Buyer receives a credit against the Purchase Price from Seller at Closing. Buyer and Seller will agree prior to Closing as to which, if any, bills, invoices and/or charges relating to pre-Closing matters Buyer will take a credit for at Closing, and assume the obligation to pay after Closing.

         Section 5.7 Operating Statements. Seller shall continue to prepare monthly operating statements for the Hotels through the Closing Date, and shall promptly deliver to Buyer true, correct and complete copies of all such operating statements prepared after the Effective Date. On or before February 15, 2000, Seller shall prepare and deliver to Buyer unaudited Balance Sheets and Profit and Loss Statements with respect to Seller and each of the Hotels, for the year ending December 31, 1999.

         Section 5.8 Consent under DDA. Within five (5) business days following the expiration or waiver of the Due Diligence Period, provided that Buyer has not elected to terminate this Agreement, Seller shall make application to the City of Palm Desert for approval pursuant to the DDA, and shall thereafter proceed using its good faith efforts to obtain approval of the transfer of the Hotels to Buyer. Buyer shall cooperate with Seller to obtain such consent, and shall provide all information to the City of Palm Desert in connection therewith as may be reasonably requested by the City.

         Section 5.9 Subdivision. Seller shall use its good faith efforts to complete the legal subdivision of the Land from the Restaurant Pad prior to the scheduled Closing Date and shall promptly provide Buyer with copies of any and all notices, applications, correspondence, approvals or similar documentation in connection with the same. Seller acknowledges that Buyer shall have the right to review and approve any conditions or requirements to such subdivision of the Land and Restaurant Pad. After the final subdivision map has been approved by the City of Palm Desert, Seller shall not make any further changes to the subdivision plan, or agree to any new or modified conditions or requirements to such subdivision, without Buyer's prior written approval, which may be granted or withheld in Buyer's sole discretion. Further, Seller acknowledges that Buyer may desire or be required to further subdivide the Land in connection with its leasing, financing or subsequent resale of all or a portion of the Property and accordingly, Seller agrees, at no expense to Seller, to reasonably cooperate with Buyer in connection with Buyer's efforts, if any, to subdivide the Land. Such cooperation shall include, at any time after the expiration of the Due Diligence Period, allowing Buyer to apply for subdivision of the Land on behalf of Seller, and/or Seller's applying for subdivision in its own name at the request and as per the directions of Buyer.

         Section 5.10 Franchise Agreements. Within five (5) business days following the expiration or waiver of Due Diligence Period, provided that Buyer has not elected to terminate this Agreement, Buyer shall submit applications to Franchisor to approve the transfer of the Franchise Agreements from Seller to Buyer, or to obtain new franchise agreements from Franchisor to operate each of the Residence Inn and the Courtyard. Buyer shall use its good faith efforts to pursue Franchisor's approval of the transfer of the Franchise Agreements or the issuance of new franchise agreements from Franchisor within the timeframe established by this Agreement, and Seller shall offer its prompt cooperation in connection therewith. Buyer shall be responsible to bear all costs and expenses incurred in connection with the assignment of the Franchise Agreements, or with obtaining new franchise agreements for the Hotels excluding the cost of any restoration, repair or replacement of any portion of the Property required by Franchisor in connection with or as a condition to said assignment or issuance by Franchisor (the "PIP"), the cost of which shall be paid by Seller; provided, however, that Seller shall not be required to spend funds in excess of Five Hundred Thousand and No/100 Dollars ($500,000.00) in connection with any such restoration, repair or replacement. If the cost of the restoration, repair or replacement required by the PIP is estimated to exceed $500,000.00, then either Buyer or Seller may elect to pay the amount by which the cost exceeds $500,000.00. If neither party elects, by written notice to the other party, to pay such excess amount within ten (10) business days after both parties are informed of the estimated cost of complying with the PIP, then either party may terminate this Agreement whereupon Escrow Holder shall return the Deposit to Buyer, the parties shall share equally any escrow cancellation fees of Escrow Holder, and neither party shall have any further obligation hereunder to the other except pursuant to any provision hereof which expressly survives the termination of this Agreement.

         Section 5.11 Notice of Changes in Condition. Seller will promptly notify Buyer in writing of any material adverse change in the condition of the Property or the operation thereof occurring at any time after the Effective Date until the Closing or earlier termination of this Agreement. Within five (5) business days following receipt thereof (or in any event at least one business day prior to the Closing Date), Seller shall provide Buyer with copies of any letters or notices received by Seller which in Seller's reasonable judgment would have a material, adverse effect upon the Property or either of the Franchise Agreements or Management Agreements.

         Section 5.12 Liquor License. Within five (5) business days following Buyer's securing Buyer's Tenant to operate the Hotels, Buyer shall cause Buyer's Tenant to submit an application to the California Department of Alcoholic Beverage Control for the transfer of Seller's liquor license for the Premises to Buyer's Tenant. Buyer shall use its good faith efforts to pursue obtaining such liquor license transfer within the timeframe established by this Agreement, and Seller shall offer its prompt cooperation in connection therewith.

                                    ARTICLE 6
                               CLOSING CONDITIONS

         Section 6.1 Buyer's Conditions. The obligation of Buyer to close the transaction contemplated by this Agreement will be subject to the satisfaction of all of the following conditions precedent (or conditions concurrent, with respect to deliveries to be made by the parties, or documents to be executed, at Closing), which conditions may be waived, or the time for satisfaction of which extended, by Buyer only in a writing executed by Buyer:

         6.1(a) All of Seller's representations and warranties set forth in this Agreement will be true and correct as of the Closing Date, and Seller, on or prior to the Closing Date, shall have complied with or performed all of the obligations, covenants and agreements required on the part of Seller to be complied with or performed pursuant to the terms of this Agreement, including without limitation the delivery to Buyer of all of the information required to be delivered or made available pursuant to Section 3.2.

         6.1(b) Buyer shall have received from Seller a Certificate of Final Completion executed by the Contractor and the Architect;

         6.1(c) No Act of Bankruptcy shall have occurred with respect to Seller.

         6.1(d) There shall not have been any material adverse changes to the environmental condition of the Premises from that set forth in the Environmental Assessment obtained by Buyer during the Due Diligence Period

         6.1(e) Buyer shall have received the Title Commitment "marked-up" and effectively dated as of the Closing, deleting all requirements thereunder so as to obligate the Title Company unconditionally to issue to Buyer an original owner's policy of title insurance in the amount of the Purchase Price subject only to the Permitted Exceptions and a fairways endorsement and other endorsements reasonably required by Buyer and available in California, as provided herein.

         6.1(f) The Title Company shall deliver to Buyer a "closing protection" or "insured closing" letter, evidencing the authority of any agent of Title Company which conducts the Closing and issues Buyer's owner's policy of title insurance for or on behalf of the Title Company.

         6.1(g) Seller shall not have taken any action or permitted any action to be taken by others from the date hereof to and including the Closing Date, other than actions disclosed to Buyer prior to the expiration of the Due Diligence Period, that would reasonably be expected to have a material adverse effect upon the Property or the operation thereof.

         6.1(h) There shall be no unsatisfied state or federal tax liens against or affecting Seller, except the lien of real property taxes not yet delinquent, or any audit of Seller in process which could result in a lien against the Property.

         6.1(i) From and after the date which was five (5) business days prior to the expiration of the Due Diligence Period, Seller shall not have entered into any new contracts affecting the Property, or extended, renewed or modified any existing Contracts (except in accordance with any currently existing extension or renewal rights in favor of the applicable contractor under its existing Contract), nor shall Seller have amended or modified any of the Permits, without in any such case obtaining Buyer's prior written consent.

         6.1(j) The Property shall not have been adversely affected in any material way as a result of any litigation, and subject to the provisions of
Article 11 below, the physical condition of the Property shall be substantially the same on the Closing Date as on the Effective Date, reasonable wear and tear excepted.

         6.1(k) As of the Closing Date, no proceedings shall be pending which would cause the change, redesignation, redefinition or other modification of the zoning classification of the Real Property or any portion thereof.

         6.1(l) Franchisor shall have approved the transfer of the Hotels from Seller to Buyer, and shall have approved the assignment of the existing Franchise Agreements to Buyer, or agreed to issue new franchise agreements to Buyer for each of the Hotels, upon terms and conditions reasonably satisfactory to Buyer.

         6.1(m) The Palm Desert Redevelopment Agency shall have given its written approval of the transfer of the Property from Seller to Buyer, as provided under the DDA.

         6.1(n) The Land shall have been properly subdivided from the Restaurant Pad, so that at Closing, the Land shall constitute a separate legal parcel.

         6.1(o) Seller's liquor license for the Premises shall be legally transferred to Buyer's Tenant, and all approvals in connection with the same shall have been obtained.

         6.1(p) Within thirty (30) days following the Effective Date (or any longer period as may be mutually agreed by the parties), Buyer and Seller shall have agreed upon: (i) the form of all of the closing documents (as provided in Section 9.3); and (ii) the allocation of the Purchase Price for tax purposes (as provided in Section 8.4).

         Section 6.2 Seller's Conditions. The obligation of Seller to close the transaction contemplated by this Agreement will be subject to the satisfaction of the following conditions precedent (or conditions concurrent with respect to deliveries to be made by the parties, or documents to be executed, at Closing), which conditions may be waived, or the time for satisfaction of which extended, by Seller only in a writing executed by Seller:

         6.2(a) All of Buyer's representations and warranties set forth in this Agreement shall be true and correct as of the Closing Date, and Buyer, on or prior to the Closing Date, shall have complied with or performed all of the obligations, covenants and agreements required on the part of Buyer to be complied with or performed pursuant to the terms of this Agreement.

         6.2(b) Franchisor shall have: (i) approved the transfer of the Hotels from Seller to Buyer; (ii) approved the assignment of the Franchise Agreements from Seller to Buyer, or agreed to issue new franchise agreements for each of the Courtyard and the Residence Inn to Buyer and to terminate the existing Franchise Agreements, without penalty to Seller; and (iii) in any such case, agreed to terminate at Closing, without penalty to Seller: (x) that certain Guarantee dated December 21, 1998 executed by William E. Swank, Sr., William E. Swank, Jr., J. Gregory Hale and John J. Byrne III in favor of Franchisor guarantying Seller's obligations under the Residence Inn Franchise Agreement, and (y) that certain Guarantee dated December 21, 1998 executed by William E. Swank, Sr., William E. Swank, Jr., J. Gregory Hale and John J. Byrne III in favor of Franchisor, guarantying Seller's obligations under the Courtyard Franchise Agreement.

         6.2(c) The Palm Desert Redevelopment Agency shall have given its written approval of the transfer of the Property from Seller to Buyer, as provided under the DDA.

         6.2(d)  The  Land  shall  have  been  properly   subdivided   from  the
Restaurant, so that at Closing, the Land shall constitute a separate legal parcel.

         6.2(e) Seller's liquor license for the Premises shall be legally transferred to Buyer's Tenant, all approvals in connection with the same shall have been obtained, and Seller and all of Seller's constituent members shall be released at Closing from any further liability in connection with such liquor license with respect to any and all occurrences and events from and after the Closing Date.

         6.2(f) Within thirty (30) days following the Effective Date (or any longer period as may be mutually agreed by the parties), Buyer and Seller shall have agreed upon: (i) the form of all of the closing documents (as provided in Section 9.3); and (ii) the allocation of the Purchase Price for tax purposes (as provided in Section 8.4); provided, however, that Seller acknowledges that it will agree to any allocation of the Purchase Price meeting the following criteria (and consequently, if Buyer is willing to allocate the Purchase Price in such manner, Seller will not have the right to claim that the condition provided in this Subsection 6.2(f)(ii) has not been satisfied): (x) $5,000,000 for the unimproved land, and (ii) the total allocation of at least sixty-five percent (65%)of the Purchase Price to the Residence Inn.

         Section 6.3. Failure of Condition. In the event that any of the conditions set forth in Section 6.1 shall not have occurred prior to (or shall not occur simultaneously with) the scheduled Closing Date, then upon Buyer's request, Seller agrees to delay the Closing for a reasonable period, but in no event exceeding sixty (60) days beyond the scheduled Closing Date, to allow such condition to occur. In the event that any of the conditions set forth in Section 6.2(b) or Section 6.2(e) shall not have occurred prior to (or shall not occur simultaneously with) the scheduled Closing Date, then upon Seller's request and subject to Buyer's written approval, which approval shall not be unreasonably withheld, the Closing shall be delayed for a reasonable period, in no event exceeding thirty (30) days beyond the scheduled Closing Date, to allow such condition to occur. In the event that any of the conditions set forth in Section 6.2(a), Section 6.2(c), Section 6.2(d) or Section 6.2(f) shall not have occurred prior to (or shall not occur simultaneously with) the scheduled Closing Date, then upon Seller's request and subject to Buyer's written approval, which approval may be withheld in Buyer's sole and absolute discretion, the Closing shall be delayed for a reasonable period, in no event exceeding sixty (60) days beyond the scheduled Closing Date, to allow such condition to occur. If any condition for the benefit of Buyer or Seller shall not occur prior to the Closing Date (as the same may be extended as provided above), then Buyer, in the case of a Buyer's condition, or Seller, in the case of a Seller's condition, may terminate this Agreement by delivering a written termination notice to the other party, as the terminating party's sole remedy with respect to such failed condition. In the event that this Agreement is terminated due to the failure of a condition set forth in this Article 6, then except as otherwise expressly provided herein, including in Article 12 with respect to a default by Buyer or Seller or in Article 4 with respect to survey or title defects and with respect to the Mutual Easement Agreement and Restaurant CC&Rs, Escrow Holder shall return the Deposit to Buyer, the parties shall share equally any cancellation fees of Escrow Holder, and neither party shall have any further obligations hereunder to the other except pursuant to any provision hereof which expressly survives the termination of this Agreement.

                                    ARTICLE 7
                                     CLOSING

         The Closing shall take place pursuant to an escrow closing which provides that the Purchase Price shall be paid to Seller substantially simultaneously with the recording of the deed in the applicable recorder's office. The Closing shall occur at 9:00 a.m. Mountain Time on the day (the "Closing Date") that is thirty (30) days after the expiration of the Due Diligence Period (as the same may be extended as provided in this Agreement), at the offices of the Title Company in Palm Desert, California or at such earlier or later date or other place and/or time as may be mutually agreed upon in writing by both Seller and Buyer, unless the Closing Date is postponed as expressly provided in this Agreement. Closing shall be deemed to have occurred (e.g., for purposes of possession and prorations) on such date as Seller has delivered the executed Closing Documents to Buyer and the Deposit and the cash balance of the Purchase Price payable to Seller shall have been received by Seller in sufficient time for Seller to invest such sum (and receive interest thereon), in no event later than 2:00 P.M. Mountain Time. Amounts not received by such time shall, for purposes hereof, be deemed to have been received the next business day.

                                    ARTICLE 8
                          CLOSING COSTS AND PRORATIONS

         Section 8.1 Closing Costs. Seller and Buyer shall share equally the cost of the escrow closing arrangements. Seller shall be responsible to pay any applicable state, local or county real or personal property transfer, conveyance, sales, use, recordation or other similar taxes or impositions (including those transfer, conveyance, sales, use, recordation or other similar taxes or impositions customarily paid by a grantee, if any) and recording fees relating to the transfer or conveyance of the Property from Seller to Buyer, and/or the recordation or filing of any documents or instruments in connection therewith. Seller shall also be responsible for (i) the costs of removing any lien or assessment of a liquidated sum or other encumbrance required to be discharged pursuant to the terms of this Agreement, including without limitation, any prepayment penalties or fees in connection therewith, and (ii) the brokerage commission(s) due to Hotel Partners. Buyer shall be responsible for all costs and expenses incurred in connection with the assignment of the Franchise Agreements to Buyer or the issuance of new franchise agreements for the Hotels from Franchisor (except as otherwise expressly provided in Section 5.10). Title and survey costs shall be borne as provided in Section 4.5. Except as otherwise specifically provided in this Agreement, each party shall bear its own costs in performing its obligations under this Agreement including, without limitation, its own attorneys' fees and, in the case of Buyer, all costs and expenses in connection its inspection of the Property as provided in Article 3 (except as otherwise expressly provided in Section 3.3(a)).

         Section 8.2 Prorations. The items set forth in this Section 8.2 are to be prorated or adjusted as of 12:00 midnight, Pacific Time, on the day immediately preceding the Closing Date (the "Proration Date"), with Seller deemed in possession of the Property, and therefore entitled to receive the income therefrom, and obligated to pay the expenses thereof, on the Proration Date, and Buyer entitled to the income and responsible for the expense of the Property on the Closing Date.

         8.2(a)  Taxes.

                  8.2(a)(i)  Non-delinquent  real and/or personal property taxes for the 1999-2000 tax year will be prorated as of the Proration Date using the most recent ascertainable tax bill(s) therefor. Such taxes will be re-prorated within sixty (60) days after the issuance of the actual tax bill(s) for the 1999-2000 tax year (if unavailable at Closing), it being the intent of the parties that Seller be responsible for real and personal property taxes for the Property attributable to the period before the Closing Date, and that Buyer be responsible for the real and personal property taxes for the Property attributable to the period from and after the Closing Date, including any increased assessment of the Property relating to any post-Closing period, resulting from the consummation of this transaction. Any supplemental taxes and/or other special assessments against the Real Property which are due and payable prior to or in connection with the Closing Date, shall be credited to Buyer at Closing, and to the extent not ascertainable on the Closing Date then paid by Seller to Buyer within five (5) business days after Buyer's and Seller's receipt of notice of the same.

                  8.2(a)(ii) Seller shall pay any taxes due in respect of its income, net worth or capital, if any, and any privilege, sales and occupancy taxes, due or owing to any governmental entity in connection with the operation of the Property for any period of time prior to Closing, and Buyer or Buyer's Tenant, as applicable, shall be solely responsible for all such taxes for any period from and after Closing. Any income tax arising as a result of the sale and transfer of the Property by Seller to Buyer shall be the sole responsibility of Seller and any income tax arising as a result of the lease of the Property from Buyer to Buyer's Tenant shall be the sole responsibility of Buyer's Tenant or Buyer, as applicable.

         8.2(b) Hotel Rents and Charges. With respect to all hotel stays that span the Closing Date: (i) collected hotel rents and other charges paid by guests at the Hotels shall be prorated, with Buyer receiving a credit for all such rents and charges that have actually been received by Seller and are applicable to any period from and after the Closing Date, and (ii) Seller shall receive a credit at closing for all such hotel rents and charges that have not actually been received by Seller, but are applicable to any period prior to the Closing Date. Buyer shall receive a credit at Closing in the amount of all advance deposits that have actually been received by Seller prior to Closing with respect to all Hotel guest reservations for periods after the Closing Date; provided, however, that from and after the Closing Date, Buyer shall be responsible for refunding any such advance deposits for which Buyer has been credited, with respect to canceled reservations, per the terms of the applicable reservations. Buyer shall promptly remit to Seller any hotel rents and charges actually received by Buyer and applicable to any pre-Closing period, to the extent that Seller shall not have received a credit for such rents and charges at Closing. Within ninety (90) days after Closing, Buyer and Seller will make a final adjustment for all of such hotel rents and charges, at such time as final information becomes available. The provisions of this Section 8.2(b) shall survive the Closing.

         8.2(c) Utility Charges; Contracts. Water, electricity, sewer, gas, telephone, cable television and other utility charges owed by Seller based, to the extent practicable, on final meter readings and final invoices shall be prorated as of the Proration Date, and all such charges relating to any period prior to Closing shall be paid by Seller (with a copy of such payment provided to Buyer). In the event that the parties are unable to obtain meter readings as of the Proration Date, then Buyer shall receive a credit against the Purchase Price for such utility charges estimated to be owed by Seller as of the Proration Date, Buyer shall assume the obligation to make such payments to the applicable utility companies, and the parties shall make a post-Closing reconciliation adjustment when the applicable meter readings have been obtained. All deposits made by Seller with any utility companies shall be assigned to Buyer, to the extent the parties receive written permission from such utility companies prior to Closing, and the amount of any such transferred deposits shall be credited to Seller. All charges and payments made by or to Seller under those Contracts assigned to Buyer shall be prorated as of the Proration Date.

         Section 8.3 General Proration Provisions. Such other items that are customarily prorated in transactions of this nature shall be ratably prorated between Buyer and Seller. All prorations and Closing adjustments shall be made on the basis of a 365 day calendar year. All such prorations and adjustments shall be subject to post-Closing adjustments as necessary to reflect later relevant information not available at Closing and to correct any errors made at Closing with respect to such apportionments, and the party receiving more than it was entitled to hereunder shall reimburse the other party in the amount of such overpayment within thirty (30) days after receiving written demand therefor. Notwithstanding the foregoing, such apportionments shall be deemed final and not subject to further post-Closing adjustment, except for reproration of real estate and personal property taxes as provided above, if no such adjustments have been requested within ninety (90) days after the Closing Date.

         Section 8.4 Tax Allocations. Within thirty (30) days after the Effective Date (or such longer period as the parties may mutually agree), Buyer and Seller will agree upon the allocation of the Purchase Price for tax purposes.

         Section 8.5 Employee Wages, Salaries and Benefits. Seller shall be responsible for payment of all wages and salaries payable to, and all vacation pay, pension and welfare benefits and other fringe benefits accrued with respect to, all individuals employed by Seller or Manager at the Premises relating to the period prior to Closing, and Buyer's Tenant shall be responsible for payment of all wages, salaries and benefits relating to the period from and after Closing. In no event shall any of the employees at the Premises including employees of Manager, be deemed to be transferred to Buyer upon Closing. Seller shall cause Manager to terminate all employees at the Premises as of the Closing Date (unless Buyer elects to lease the Hotels to Manager, as Buyer's Tenant, and Buyer directs Seller in writing that the employees are not to be terminated). Buyer's Tenant shall be responsible for rehiring all or any of the employees at the Premises as Buyer's Tenant may desire. Buyer's Tenant may contact and interview any of the employees at the Premises, upon reasonable prior notice to Manager, at any time after the expiration of the Due diligence Period. If required, Seller will cause Manager to comply with the notice requirements under the Worker Adjustment Retraining and Notification Act ("WARN Act"), the Consolidated Omnibus Budget Reconciliation Act ("COBRA") or any similar state or local legislation with respect to such employee matters. It is expressly understood and agreed that Buyer is not and shall not be responsible or liable, directly or indirectly, for payment of any benefits, severance liability, compensation, pay or other obligations, of whatever nature, due or alleged to be due to any employee of the Premises including employees of Manager or of Seller attributable to any time period prior to Closing. There shall be no union agreements, pension plans, health plans, benefit plans, deferred compensation plans, bonus plans or vacation plans or similar agreements that shall survive Closing which shall be binding upon Buyer or enforceable against the Premises. In connection with the foregoing matters, Seller shall indemnify, save, insure and hold harmless Buyer from and against any and all liability, loss, damage, cost and expense, including, without limitation reasonable attorney's fees and costs, in connection with or arising out of any claims by or related to the employees at the Premises with respect to any period prior to Closing.

         Section 8.6 Survival of Obligations. The obligators of the parties under this Article 8, including without limitation the indemnity and hold harmless agreement provided in Section 8.5, shall survive the Closing.

                                    ARTICLE 9
                          CLOSING DOCUMENTS AND MATTERS

         Section 9.1 Seller's Deliveries. On or before the Proration Date, Seller shall deliver the following documents into escrow (except as otherwise expressly provided below), each duly acknowledged and executed by Seller, as appropriate:

         9.1(a) the Deed, subject only to the Permitted Exceptions;

         9.1(b) a special  warranty  bill of sale with  respect to the  Personal
Property,   including  an  exhibit  attached  thereto  itemizing  such  Personal
Property, consistent with the provisions of Section 5.4 (the "Bill of Sale");

         9.1(c) an assignment and assumption agreement assigning to Buyer Seller's rights and obligations under the DDA, those Contracts being assigned to Buyer, the Intangible Property, and the Mutual Easement Agreement, to the extent that such agreement has theretofore been executed and recorded as provided in
Section 4.3(b) (the "Assignment");

         9.1(d) the Mutual Easement Agreement and the Restaurant CC&Rs to the extent that such agreements are to be executed by Buyer and Seller and recorded at Closing as provided in Section 4.3(b);

         9.1(e) an affidavit pursuant to the Foreign Investment and Real Property Transfer Act;

         9.1(f) all of the original assigned Contracts, copies of the Final Plans (to the extent the same have not already been delivered to Buyer), and copies of all construction warranties, maintenance records and manuals, tests, studies, books, records, files and any other documents comprising part of the Intangible Property;

         9.1(g) a title affidavit in the form reasonably required by the Title Company in connection with the issuance of the Title Policy, which may provide that there is no lienable work that has been performed by or on behalf of Seller on or about the Property for which payment is due and for which payment has not been fully made, that there are no parties in possession other than Seller, Manager and hotel guests, naming Buyer and the Title Company as benefitted parties, so as to enable the Title Company to delete the "standard exceptions" in the owner's policy and otherwise insure the "gap" period occurring between the Closing and the recordation of the Closing Documents;

         9.1(h) a closing statement setting forth the prorations and adjustments to the Purchase Price pursuant to Article 8;

         9.1(i) a letter from Seller advising Manager that the Management Contracts for the Property will terminate as of the Closing Date;

         9.1(j) such evidence of the authority of Seller to consummate the transaction contemplated hereby as may be reasonably requested by Buyer or the Title Company, including without limitation, certified copies of the organization documents of Seller, and Seller's resolutions authorizing the execution and performance of this Agreement, and confirming the indemnity obligation of Seller as provided in Section 13.17;

         9.1(k) an escrow instruction letter in a form mutually acceptable to Buyer and Seller, instructing Escrow Holder of the terms and conditions upon which to proceed to close the transaction contemplated hereby;

         9.1(l) all keys and combinations used by Seller or Manager in connection with the management or operation of the Hotels, which shall be delivered to Buyer or its agent at the Premises, outside of escrow on the Closing Date;

         9.1(m) the  affidavit  required by the last  paragraph of Section 10.1;
and

         9.1(n) an opinion from Seller's legal counsel, in form and substance reasonably acceptable to Buyer and Buyer's legal counsel, relating to the due organization and good standing of Seller, and the due authorization, execution and delivery of the closing documents by Seller.

         Section 9.2 Buyer's Deliveries. On or before the Proration Date, Buyer shall deliver or cause to be delivered into escrow the following, each duly acknowledged and executed by Buyer, as appropriate:

         9.2(a) the funds required to close the transaction  pursuant to Section
2.2 as adjusted for all deductions, additions, prorations and credits provided for in this Agreement;

         9.2(b) the Assignment, which agreement shall include an assumption by Buyer of Seller's obligation to refund any advance deposits with respect to any canceled guest reservations for which Buyer received a credit at Closing, pursuant to the terms of said reservations;

         9.2(c) the Mutual Easement Agreement and the Restaurant CC&Rs to the extent that such agreements are to be executed by Buyer and Seller and recorded at Closing as provided in Section 4.3(b);

         9.2(d) a closing statement setting forth the prorations and adjustments to the Purchase Price pursuant to Article 8;

         9.2(e) such evidence of the authority of Buyer to consummate the transaction contemplated hereby as may be reasonably requested by Seller or the Title Company, including without limitation, certified copies of the organization documents of Buyer, and Buyer's resolutions authorizing the execution and performance of this Agreement, and confirming the indemnity obligation of Buyer as provided in Section 13.17;

         9.2(f) an escrow instruction letter in a form mutually acceptable to Buyer and Seller, instructing Escrow Holder of the terms and conditions upon which to proceed to close the transaction contemplated hereby;

         9.2(g) the  affidavit  required by the last  paragraph of Section 10.2;
and

         9.2(h) an opinion from Buyer's legal counsel, in form and substance reasonably acceptable to Seller and Seller's legal counsel, relating to the due organization and good standing of Buyer, and the due authorization, execution and delivery of the closing documents by Buyer

         Section 9.3 Closing Documents. Within thirty (30) days following the Effective Date, Buyer and Seller shall agree upon the form of the closing documents described in Sections 9.1 and 9.2, to the extent not attached hereto as Exhibits.

         Section 9.4 Contractors; Utility Deposits. Effective upon Closing, Seller shall notify all contractors pursuant to the Contracts, and all utility companies serving the Property, in writing with copies to Buyer, advising them of the sale of the Property and advising then to (i) return any deposit or deposits posted by Seller (unless assigned to Buyer as expressly provided in this Agreement and noted in such written notice), (ii) terminate Seller's account effective at 12:00 midnight on the Proration Date, and (iii) with respect to only those Contracts being assumed by Buyer pursuant to this Agreement, direct to Buyer all bills for services provided to the Property from and after the Closing Date.

                                   ARTICLE 10
                         REPRESENTATIONS AND WARRANTIES

         Section 10.1 Seller's Representations. Seller, in order to induce Buyer to enter into this Agreement, hereby represents and warrants to Buyer as of the Effective Date and as of the Closing Date that:

         10.1(a) PDH Associates LLC is a Utah limited liability company, duly organized, validly existing and in good standing under the laws of the State of Utah and is qualified to transact business in the State of California.

         10.1(b) Seller has duly authorized the execution and performance of this Agreement. Prior to the Closing Date, Seller shall have duly authorized, and obtained all necessary authorizations and consents with respect to, Seller's execution and performance of all of the closing documents and Seller's consummation of the transaction contemplated hereby.

         10.1(c) Seller's execution and performance of this Agreement and the Closing Documents will not violate any provision of any mortgage, lease, contract, agreement, instrument, order, judgment , decree or law by which Seller is bound.

         10.1(d) This Agreement is valid and enforceable against Seller in accordance with its terms and each instrument to be executed by Seller pursuant to this Agreement will, when executed and delivered, be enforceable in accordance with its terms, subject to bankruptcy, insolvency and similar laws affecting creditors' rights generally.

         10.1(e) Exhibit "B" sets forth a true and correct inventory of all Personal Property purchased by or contributed to Seller in connection with Seller's construction and furnishing of the Hotels, identifying the type, quantity and Seller's purchase price and/or cost basis for each item of Personal Property. After being updated following the inventory conducted by Buyer and Seller pursuant to Section 5.4, at Closing Exhibit "B" (as attached to the Bill of Sale) will set forth a true and correct inventory of all of the Personal Property to be conveyed by Seller to Buyer pursuant to the provisions of this Agreement. Upon the execution and delivery of the Bill of Sale and the Assignment, and upon Seller's prepayment of the existing loan encumbering the Property, all of Seller's right, title and interest in and to the Personal Property and the Intangible Property will be transferred to Buyer free and clear of all claims, demands, liens (including inchoate liens) and interests of all parties whatsoever, except for the Permitted Exceptions.

         10.1(f) Seller holds fee simple title to the Property, free of all liens, assessments and encumbrances arising from the actions of Seller or Seller's agents, except for the exceptions to title set forth in the title report attached hereto as Exhibit "E", and other liens and encumbrances, if any, which will be paid and discharged by Seller at or prior to the Closing.

         10.1(g) Exhibit "F" sets forth (i) the unaudited Balance Sheet, including Member Capital Accounts, of Seller as of November 30, 1999, (ii) the unaudited Profit and Loss Statement of Seller for the month ending November 30, 1999 and the year-to-date through November 30, 1999, (iii) the unaudited Balance Sheets (Current Assets and Liabilities) for each of the Hotels as of November 30, 1999, and (iv) the unaudited Profit and Loss Statements for each of the Hotels for the month ending November 30, 1999, and year-to-date from the opening of each Hotel through November 30, 1999 (the financial information described in the preceding clauses (i) through (iv) is collectively referred to herein as the "Financial Statements"). The Financial Statements (including the notes thereto, but excluding the Hotels' Balance Sheets) have been prepared substantially in accordance with generally accepted accounting principals consistently applied. The Financial Statements present fairly the financial condition of Seller for such periods (including all liabilities or obligations of any kind, whether accrued, absolute, fixed or contingent), and to Seller's actual knowledge, accurately set forth the results of the operation of the Hotels for the periods covered. To Seller's actual knowledge, there are no material liabilities owing from Seller to any third party (except as disclosed in the Financial Information provided to Buyer). To Seller's actual knowledge, the other Financial Information delivered or made available to Buyer by Seller in accordance with
Section 3.2 is true and complete. There has been no material adverse change in the financial condition of Seller, or in the financial condition or operation of the Property, since the period covered by the Financial Statements. As of the Closing Date, all of the foregoing representations applicable to the Financial Statements shall also be true and correct with respect to any and all updated financial information provided by Seller to Buyer pursuant to Section 5.7. All financial records affecting or relating to the Property shall be disclosed to Buyer during the Due Diligence Period. To Seller's actual knowledge, all of the information set forth on the schedules of advance deposits and reservations for the Hotels shall be accurate and complete as of the Closing Date. Seller shall disclose to Buyer in writing during the Due Diligence Period all outstanding commission agreements applicable to any of the advance deposits or post-Closing reservations for the Hotels.

         10.1(h) There are no currently pending, and to Seller's actual knowledge, there are no threatened or proposed, suits, actions, proceedings or investigations against or initiated by Seller which relate to or affect the Property, including without limitation any proceedings relating to any change of the zoning laws applicable to the Property.

         10.1(i) To Seller's actual knowledge, neither Seller nor Manager has received written notice prior to the Effective Date from any governmental authority of any uncured violation of any environmental, zoning, building, fire, life/safety or health code, regulation, ordinance, statute or law applicable to the Property or any portion thereof. Further, to the actual knowledge of Seller there are no material violations of any applicable legal requirements affecting all or any portion of the Property.

         10.1(j) As of the Closing Date, the Real Property will comply with all applicable subdivision laws and all local regulations and ordinances enacted thereunder, and no additional subdivision or parcel map will be required in connection with the transfer of the Property to Buyer. At Closing, the Real Property shall be a separate parcel for real estate tax assessment purposes.

         10.1(k) To Seller's actual knowledge, Seller possesses all Permits required by any governmental or quasi-governmental agency, body, department, commission, board, bureau, instrumentality or officer with respect to the construction, ownership, operation, maintenance and use of the Property or any part thereof, each of which is valid and in full force and effect, and to Seller's actual knowledge, no event has occurred which, merely by notice or the passage of time or both would render Seller or the operation of the Property not in compliance with such Permits. To Seller's actual knowledge, no provision, condition or limitation of any of the Permits has been breached or violated.

         10.1(l) All federal, state and other applicable "tax returns" required to be filed by and with respect to Seller have been filed and all "taxes" that are shown on such tax returns to be due and payable by Seller have been paid in full. Further, no deficiencies for federal, state or other applicable taxes have been claimed, assessed or to the knowledge of Seller proposed, against Seller. There are no pending or threatened audits, investigations or claims for or relating to any liability in respect of federal, state or other applicable taxes, and there are no matters under discussion with any governmental authorities with respect to federal, state or other applicable taxes which could result in an assessment of federal, state or other applicable taxes against Seller. Complete copies of Seller's Form 1065 "U.S. Partnership Return of Income Tax" and all supporting schedules, Schedule K-1 "Partner's Share of Income, Credits, Deductions, etc." relating to the operation of Seller, and all reports and schedules received by Seller from the IRS relating to examination have been made available for Buyer's review. Since creation, Seller has maintained a status that is taxed as a partnership for federal, state and local tax purposes.

         10.1(m) No Act of Bankruptcy has occurred or, by virtue of the closing of the transactions contemplated in this Agreement will occur, with respect to Seller since the date of the Financial Statements attached as Exhibit "F" hereto.

         10.1(n) To Seller's actual knowledge: the Contracts listed on Exhibit "G" attached hereto are all of the Contracts made by Seller or Manager which affect the Property as of the Effective Date, except for any additional matters which may be disclosed by the Title Commitment; Seller has substantially performed all of its obligations under each Contract; and no fact or circumstance has occurred, which by itself or with the passage of time or giving of notice or both would constitute a material default under any such Contract.

         10.1(o) The schedule of employees attached hereto as Exhibit "H" is a complete list of all employees presently employed by the Manager, all or a substantial portion of whose services are rendered in the operation of the Hotels, and to Seller's actual knowledge, the wages presently paid to such employees are accurately set forth on such Exhibit "H".

         10.1(p) Pursuant to Section 3.2(h), Seller shall deliver to Buyer a copy of the Phase I Environmental Assessment, Vacant Land, Southwest Corner of the Intersection of Frank Sinatra Drive and Cook Street, Palm Desert, California 92211, PRI Project # 80801.012, dated May 6, 1998 prepared by Project Resources Inc. for First Security Bank (the "Environmental Report"). Seller has no other environmental reports relating to the Property and is unaware of any other such reports performed during the period of its ownership of the Property. Except as provided in the Environmental Report or otherwise disclosed by Seller to Buyer in writing with a copy to Buyer's counsel as referenced in Article 14, Seller has no actual knowledge of any present or future environmental matters affecting the condition or Seller's operation of the Property including, without limitation, the presence in, on or about the Property of asbestos, PCB transformers, underground storage tanks, or other toxic, hazardous or contaminated substances except for office, maintenance and pool supplies and such other substances as are commonly used in connection with the operation and maintenance of a hotel property, all of which are, to Seller's actual knowledge, currently being stored and used in compliance with all applicable environmental laws; and Seller has not notice or knowledge of any pending or threatened action or proceeding arising out of the condition of the Property or any alleged
violation  of   environmental,   health  or  safety   statutes,   ordinances  or
regulations.

         10.1(q) To the actual knowledge of Seller, neither the Property, nor any portion thereof is (i) listed or eligible to be listed in any national, state or local register of historic places or areas, or (ii) located within any designated district or area in which the permitted use of land located therein is restricted by regulations, rules or laws other that those specified under local generally applicable zoning ordinances, other than the limitations imposed by the DDA, the Golf Course CC&Rs, the Agency CC&Rs, and the Hotel CC&Rs.

         10.1(r) All utilities required for the operation of the Premises either enter the Premises through adjoining streets, or if they pass through adjoining land, do so in accordance with valid public easements or irrevocable private easements, and all of said utilities are installed and operating and all installation and connection charges have been paid in full. Any and all curb cuts, street opening permits or licenses required for vehicular access to and from the Premises from any adjoining public streets have been obtained and paid for and are in full force and effect.

         10.1(s) To Seller's actual knowledge,  except as otherwise disclosed on
Schedule 10.1(s) attached to this Agreement. the Improvements have been constructed in a good and workmanlike manner, substantially in accordance with the Final Plans and applicable building codes, laws and regulations. Seller has no actual knowledge of any party alleging any violation of the Americans with Disabilities Act with respect to the Property. Except as set forth in the immediately preceding two sentences, Seller makes no representation or warranty hereunder with respect to the Americans With Disabilities Act, 42 USC Section 12101 et seq. and the regulations promulgated thereunder. To Seller's actual knowledge, there are no material structural or mechanical defects in the Property.

         10.1(t) According to Seller's existing ALTA Survey of the Real Property, the Land is not designated by any governmental agency to be in a flood plain area.

         10.1(u) As of the Closing Date Seller shall have no knowledge of any event which, with the giving of notice or the passage of time or both, would constitute a material default hereunder. As of the Effective Date and as of the Closing Date, to Seller's actual knowledge there are no existing material defaults, and there no events have occurred which, with the giving of notice or the passage of time or both, would constitute a material default under either of the Management Agreements or either of the Franchise Agreements. For the purposes of this Section 10.1(u) and Section 10.2(e), a default shall be deemed "material" if such default would adversely affect the Property or the other party by more than Ten Thousand Dollars ($10,000). As of the Closing Date, all management commissions and fees with respect to the Management Agreements, and all franchise fees with respect to the Franchise Agreements, shall have been paid in full by Seller or Manager, as the case may be, except for any such fees applicable to the month in which the Closing occurs and the immediately preceding month, to the extent that the financial statements upon which such fees will be based shall have yet to be finalized. Seller acknowledges its responsibility to pay any such undetermined franchise fees and/or management fees after Closing.

         10.1(v) Seller is not a "foreign person" within the meaning of Section 1445(f)(3) of the Internal Revenue Code of 1986, as amended, and Seller shall certify its taxpayer identification number at Closing.

         10.1(w) To the actual knowledge of Seller, there are no federal, state, county or municipal plans to restrict or change access from any highway or road to the Property.

         10.1(x) Except as may be disclosed in this Agreement, or in any of the information delivered by Seller to Buyer pursuant to Section 3.2 in connection with Buyer's due diligence investigation of the Property, Seller has no knowledge of any other fact(s) relating to the condition of the Property or the on-site operation of the Hotels (excluding market and general economic conditions), which in Seller's reasonable judgment would have a material adverse effect upon the value of the Property, whether or not said fact(s) is/are readily observable.

         10.1(y) Seller's performance of its obligations under this Agreement will not result in a prohibited transaction under Section 406 of the Employee Retirement Income Security Act of 1974, Section 4975 of the Internal Revenue Code of 1986 or any similar state law applicable to governmental plans. Seller shall indemnify and hold Buyer harmless from any and all claims, losses, damages, liabilities, costs and expenses (including reasonable attorneys' fees and costs) arising out of a breach of the foregoing certification and warranty.

         For the purposes of this Agreement, the "actual knowledge" of Seller shall be limited to the actual knowledge of the following principals and employees of Seller and the Manager: J. Gregory Hale, John J. Byrne III, Bill Swank, Sr. and Bill Swank, Jr., provided, however, that Seller's actual knowledge will be deemed to include all documents, reports, letters and other written information contained in Seller's files with respect to the Property. Except as provided in the preceding sentence with respect to Seller's files, no knowledge shall be implied or imputed to Seller beyond the actual knowledge of the foregoing individuals, and "actual knowledge" of such individuals shall not include a duty to inquire or investigate with respect to any facts or information relating to the Property or the representations and warranties of Seller contained herein. All of the representations, warranties and agreements of Seller set forth in this Agreement shall be true upon the execution of this Agreement and shall be reaffirmed and repeated in writing at and as of the Closing Date by Seller's execution of an affidavit to that effect. All of such representations and warranties shall survive Closing for the period set forth in
Section 10.5.

         Section 10.2 Buyer's Representations. Buyer, in order to induce Seller to enter into this Agreement, represents and warrants to Seller as of the Effective Date and as of the Closing Date that:

         10.2(a) CNL Hospitality Corp. is a corporation, duly organized, validly existing and in good standing under the laws of the State of Florida.

         10.2(b) Buyer has duly authorized the execution and performance of this Agreement. Prior to the Closing Date, Buyer or its affiliated assignees shall have duly authorized, and obtained all necessary authorizations and consents with respect to, Buyer's affiliated assignee's execution and performance of all of the closing documents and Buyer's affiliated assignee's consummation of the transaction contemplated hereby.

         10.2(c) Buyer's execution and performance of this Agreement and the execution and performance by Buyer's affiliated assigns of the closing documents will not violate any provision of any mortgage, lease, contract, agreement, instrument, order, judgment or decree by which Buyer is bound.

         10.2(d) This Agreement is valid and enforceable against Buyer in accordance with its terms and each instrument to be executed by Buyer or Buyer's affiliated assigns pursuant to this Agreement will, when executed and delivered, be enforceable in accordance with its terms, subject to bankruptcy, insolvency and similar laws affecting creditors' rights generally.

         10.2(e) As of the Closing Date, Buyer shall have no knowledge of any event which, with the giving of notice or the passage of time or both, would constitute a material default hereunder.

         All of the representations, warranties and agreements of Buyer set forth in this Agreement shall be true upon the execution of this Agreement and shall be reaffirmed and repeated in writing at and as of the Closing Date by Buyer's execution of an affidavit to that effect. All of such representations and warranties shall survive Closing for the period set forth in Section 10.5.

         Section 10.3 Broker Representation. Seller and Buyer mutually represent and warrant to each other that each has had no dealings, negotiations, or consultations with any broker or other intermediary in connection with this Agreement or the sale of the Property, except for Jack Carr from Insignia/ESG Hotel Partners ("Hotel Partners"). Provided the transaction contemplated hereby is consummated, Seller shall pay a brokerage commission to Hotel Partners in an amount previously agreed between the parties. Seller and Buyer agree that each will indemnify, defend and hold the other free and harmless from the claims (including attorneys' fees) of any other broker or other intermediary claiming to have dealt with Seller or Buyer, respectively, in connection with this Agreement or the sale of the Property. The provisions of this Section 10.3 shall survive the Closing or earlier termination of this Agreement.

         Section 10.4 Buyer's Duty to Inform. If prior to Closing Buyer obtains actual knowledge that any of Seller's representations or warranties contained herein is not true and correct, Buyer shall promptly notify Seller of the same. For purposes hereof, Buyer's knowledge shall be limited to that of Charlie Muller, Brian Strickland, Brian Guernier, Greg Denton; provided, however, that within two business days prior to Closing, Buyer shall inquire of William Dymond whether Mr. Dymond then knows of any breaches of Seller's representations or warranties set forth in this Agreement. Seller shall have a period of thirty
(30) days after receipt of such notice within which to attempt to cure any breach of warranty alleged by Buyer or any breach of warranty otherwise discovered by Seller (and the date of the expiration of the Due Diligence Period and the date Closing shall be extended accordingly); provided, however, that Seller, in its sole discretion, may elect not to cure (or attempt to cure) the alleged breach. If Seller does not cure such alleged breach of warranty within the specified time, Buyer may (i) terminate this Agreement upon written notice given to Seller within ten (10) days after the expiration of the thirty (30) day period, unless such alleged breach is cured within such ten (10) day period, or
(ii) elect, upon written notice given to Seller within ten (10) days after the expiration of the thirty (30) day period, to close without any set-off or deduction of any kind against the Purchase Price or otherwise, in which event Buyer shall be deemed to have waived its right to sue Seller for damages on account and to the extent of such alleged breach. If this Agreement is so terminated, the Escrow Holder shall return the Deposit promptly to Buyer, Seller shall pay any cancellation fees of the Escrow Holder, and neither party shall have any liability to the other hereunder except pursuant to any provisions that expressly survive the termination of this Agreement. If Seller does not receive written notice of Buyer's election to terminate this Agreement within ten (10) days after the expiration of the thirty (30) day period, Buyer shall be conclusively presumed to have elected to close notwithstanding the alleged breach of representation or warranty.

         Section 10.5 Survival; Limitation. The representations and warranties set forth in Section 10.3 shall survive the Closing for the greater of two (2) years or the full period of the applicable statute of limitations. All of the other representations, warranties and certifications of the parties set forth in Sections 10.1 and 10.2, and in the conveyance documents delivered at Closing by the parties pursuant to Sections 9.1 and 9.2 (collectively called the "Conveyance Documents"), shall survive Closing, provided written notice of any claim arising from a breach of any such representation, warranty or certification must be received by the other party not later than twelve (12) months after the Closing Date, and any such claim must be prosecuted by the filing of a lawsuit in a court of proper jurisdiction within twenty-four (24) months after the Closing Date. All other claims for breach of such representations, warranties and certifications shall be barred and neither party shall have any liability with respect thereto. In no event shall the aggregate liability of Seller for a breach of the representations, warranties and certifications set forth in Section 10.1 above or contained in the Conveyance Documents exceed the Purchase Price. Notwithstanding anything contained herein to the contrary, Buyer shall have no right to recover damages against Seller for the breach of any representation, warranty or certification of Seller contained herein or in the Conveyance Documents as to which Buyer had actual knowledge prior to Closing, but as to which Buyer did not give Seller the notification required in Section 10.4 above. Buyer and Seller hereby acknowledge and agree that at Buyer's request, the Deed shall contain no reference to the limitations set forth in this Section 10.5, and that notwithstanding such omission, the covenants and conditions contained in this Section 10.5 shall survive the recording of the Deed. Any conflict or inconsistency between the rights and obligations of Seller and Buyer as enumerated under this Section 10.5 and under the Deed shall be governed by the terms of this Agreement. Nothing contained herein shall limit the rights of Buyer to pursue any and all claims against the Title Company under the terms of the Title Policy.

         Section 10.6 As-Is, Where-Is Sale. Except for the express representations and warranties of Seller set forth in Section 10.1 of this Agreement, the Property is being sold on an "AS IS-WHERE IS" basis and with "ALL FAULTS" as of the Effective Date. Except as specifically and expressly set forth in this Agreement or made pursuant to this Agreement, no promises, representations or warranties have been made or are made and no responsibility has been or is assumed by Seller or by any officer, member, beneficiary, affiliate, person, firm, agent or representative acting or purporting to act on behalf of Seller as to (a) the nature, quality, condition or state of repair or utility of the Property, (b) the value, expense of operation or income potential thereof, (c) the suitability of the Property for any and all activities and uses which Buyer may intend to conduct thereon, (d) the compliance of the Property or its operation with any laws, rules, ordinances or regulations of any applicable governmental authority or body, (e) the habitability, merchantability or fitness for a particular purpose of the Property, or (f) any other fact or condition which has affected or could affect the Property or the condition, repair, value, expense of operation or income potential of the Property. The parties acknowledge and agree that the intent of this Agreement is that (i) Buyer shall have the opportunity during the Due Diligence Period (as defined below) to investigate, examine and approve to its own satisfaction all of the information and other matters relating to the Property that Buyer deems necessary or appropriate to investigate or examine in connection with Buyer's purchase of the Property, and (ii) Seller shall grant Buyer access to all information pertaining to the Property in the possession or control of Seller or Manager. The parties acknowledge and agree that all understandings and agreements heretofore made between them or their respective agents or representatives regarding the purchase and sale of the Property are merged into this Agreement and the Exhibits attached hereto, which alone fully and completely express their agreement, and that neither party is relying upon any statement, promise or representation by the other unless such statement, promise or representation is specifically and expressly set forth in this Agreement or the Exhibits attached hereto, or is subsequently expressly made by Seller in the closing documents or any other documents executed by Seller and delivered to Buyer hereunder.

                                   ARTICLE 11
                            CASUALTY AND CONDEMNATION

         Section 11.1. Eminent Domain. If prior to the Closing Date, Seller acquires knowledge of any pending or threatened action, suit or proceeding to condemn or take all or any part of the Premises under the power of eminent domain, then Seller shall immediately give notice thereof to Buyer. If such condemnation gives (a) Franchisor the option to terminate either of the Franchise Agreements, or (b) will, upon execution of Buyer's operating lease to Buyer's Tenant (the "Lease"), give Buyer's Tenant the option to terminate the Lease and if Buyer's Tenant exercises such option or refuses to modify the form of the Lease to specifically acknowledge and accept such condemnation, then in either such case this Agreement shall be null and void, and upon notice of the same from Buyer to Seller and Escrow Holder, the full amount of the Deposit shall be paid by Escrow Holder to Buyer, and all parties shall thereupon be relieved of all further liability hereunder except as expressly provided in this Agreement. If such condemnation does not give (a) Franchisor the option to terminate the Franchise Agreement or (b) Buyer's Tenant the option to terminate the Lease, or if it gives Buyer's Tenant the option to terminate the Lease but Buyer's Tenant waives such option in writing, and if Seller or its lender, if any, agrees to make the proceeds of any condemnation award available for reconstruction of the Improvements, then Seller will promptly commence the reconstruction and the parties shall proceed with the Closing in accordance with, and subject to, the terms hereof. All excess proceeds of such condemnation shall be delivered to Buyer at closing or credited against the Purchase Price.

         Section 11.2 Material Casualty. If prior to the Closing Date, the Premises, or any portion thereof, shall be damaged or destroyed by reason of fire, storm, accident or other casualty, then Seller shall immediately give notice thereof to Buyer. If such casualty will (a) give Franchisor the option to terminate either of the Franchise Agreements, and Franchisor elects to so terminate either of the Franchise Agreements, or (b) upon execution of the Lease, give Buyer's Tenant the option to terminate the Lease and if Buyer's
Tenant exercises such option or refuses to modify the form of the Lease to specifically acknowledge and accept such casualty, then in either such case this Agreement shall be null and void, whereupon the full amount of the Deposit shall be paid by Escrow Holder to Buyer, and all parties shall thereupon be relieved of all further liability hereunder. If such casualty (a) will not give Franchisor the option to terminate either of the Franchise Agreements, or if it gives Franchisor the option to terminate either Franchise Agreement, if Franchisor waives such option in writing, and (b) upon execution of the Lease, will not give Buyer's Tenant the option to terminate the Lease, or if it gives Buyer's Tenant the option to terminate the Lease, if Buyer's Tenant waives such option in writing, and (c) constitutes a Material Casualty (as defined below), then Buyer shall have the option of terminating this Agreement or proceeding with the Closing in accordance with, and subject to, the terms hereof. Buyer shall make such election by written notice to Seller, to be given within ten
(10) business days after receiving notice of the estimated cost to repair such casualty damage, and the availability or non-availability of insurance proceeds covering the loss. If Buyer elects to terminate this Agreement, the Escrow Holder shall return the Deposit to Buyer, the parties shall share equally any cancellation fees of Escrow Holder, and neither party shall have any further obligations hereunder to the other except pursuant to any provision hereof which expressly survives the termination of this Agreement. If Buyer elects not to terminate this Agreement, then the transaction contemplated by this Agreement shall be consummated as otherwise provided herein, with no abatement, reduction or set-off against the Purchase Price. In such event Seller will assign to Buyer at Closing the physical damage loss proceeds and business loss proceeds of any insurance policy payable to Seller, and Buyer shall receive a credit against the Purchase Price in the amount of any applicable deductible under Seller's insurance policy. As used in this Section 11.1, a Material Casualty shall be deemed to have occurred if the cost of repairing the damage from such casualty is estimated to exceed Five Hundred Thousand Dollars ($500,000).

         Section 11.3 Less than Material Casualty. If prior to the Closing Date the Property suffers a casualty loss that (a) will not give Franchisor the option to terminate either of the Franchise Agreements, or if it gives Franchisor the option to terminate either Franchise Agreement, if Franchisor waives such option in writing, and (b) upon execution of the Lease, will not give Buyer's Tenant the option to terminate the Lease, or if it gives Buyer's Tenant the option to terminate the Lease, if Buyer's Tenant waives such option in writing, and (c) does not constitute a Material Casualty, then the transaction contemplated by this Agreement shall be consummated as otherwise provided herein. In the event of such casualty or condemnation, Seller shall assign to Buyer at Closing the physical damage loss proceeds and business loss proceeds of any insurance policy payable to Seller, and Buyer shall receive a credit against the Purchase Price in the amount of any applicable deductible under Seller's insurance policy.

                                   ARTICLE 12
                                     DEFAULT

         Section 12.1 Buyer's Default. If Buyer shall default under this Agreement, the Deposit shall be paid by Escrow Holder to Seller as liquidated damages, and both parties shall be relieved of and released from any further liability hereunder, except pursuant to any provision hereof which expressly survives the termination of this Agreement. SELLER AND BUYER AGREE THAT THE DEPOSIT, INCLUDING ALL INTEREST EARNED THEREON, IS A FAIR AND REASONABLE AMOUNT TO BE RETAINED BY SELLER AS AGREED AND LIQUIDATED DAMAGES, IN LIGHT OF SELLER'S REMOVAL OF THE PROPERTY FROM THE MARKET AND THE COSTS INCURRED BY SELLER, AND SHALL NOT CONSTITUTE A PENALTY OR A FORFEITURE. THE PARTIES FURTHER AGREE THAT THE AMOUNT OF LIQUIDATED DAMAGES ESTABLISHED BY THIS

PROVISION IS A REASONABLE ESTIMATE UNDER THE CIRCUMSTANCES EXISTING ON THE EFFECTIVE DATE OF WHAT SELLER'S DAMAGES WOULD BE IN THE EVENT OF A DEFAULT BY BUYER HEREUNDER.

             /s/ JGH                             /s/ CAM
        ------------------                   ----------------------
         SELLER'S INITIALS                    BUYER'S INITIALS

         Section 12.2 Seller's Default. If Seller shall default under this Agreement or refuse or fail to convey the Property as herein provided, Buyer's sole remedy therefor shall be either: (i) to terminate this Agreement and have the Deposit returned to Buyer, in which event neither party shall have any further obligations hereunder to the other except pursuant to any provision hereof which expressly survives the termination of this Agreement; (ii) to enforce Seller's obligation to convey the Property in a court of competent jurisdiction, provided that no such action in specific performance shall seek to require Seller to (a) change the condition of the Property or restore the Property or any portion thereof following any fire or other casualty; (b) expend money or post a bond to remove a title defect or correct any matter shown on the Updated Survey in excess of Seller's obligations under Article 4; or (c) secure any permit, approval or consent with respect to the Property or Seller's conveyance of the Property, which permit, approval or consent was not contemplated hereunder or represented to exist or be obtained; or (iii) if enforcement of Seller's obligation as provided in clause (ii) as aforesaid is not possible or if Buyer elects not to pursue the same, recover damages incurred as a result of such default, which shall include damages resulting from a breach of any warranty or representation of Seller as of Closing, even if the same is not discovered or determine until after Closing to the extent the same shall survive the Closing, subject to the limitations provided in Section 10.5. IF
PRIOR TO CLOSING BUYER DISCOVERS AN ALLEGED BREACH OF ANY OF SELLER'S REPRESENTATIONS OR WARRANTIES, AND AS A RESULT BUYER ELECTS TO TERMINATE THIS AGREEMENT AND PURSUE A SUIT FOR DAMAGES, THEN BUYER EXPRESSLY ACKNOWLEDGES THAT ANY DAMAGE RECOVERY UNDER SUCH SUIT SHALL BE LIMITED TO BUYER'S ACTUAL OUT OF POCKET EXPENSES INCURRED IN BUYER'S CONTRACTING AND DUE DILIGENCE INVESTIGATIONS OF THE PROPERTY (INCLUDING REASONABLE ATTORNEYS' FEES AND COURT COSTS), AND IN SUCH CASE BUYER HEREBY WAIVES ANY RIGHT THAT IT MAY HAVE IN SUCH CIRCUMSTANCES TO RECOVER ANY LOST PROFITS, OR CONSEQUENTIAL OR INCIDENTAL DAMAGES.

              /s/ JGH                            /s/ CAM
        -------------------                 ------------------
         SELLER'S INITIALS                   BUYER'S INITIALS

                                   ARTICLE 13
                                  MISCELLANEOUS

         Section 13.1 Amendments. No alteration, modification or interpretation of this Agreement or the Exhibits shall be binding unless in writing and signed by both parties.

         Section 13.2 Severability. If any provision of this Agreement or any application to any party or circumstance shall be determined by any court of competent jurisdiction to be invalid and unenforceable to any extent, the remainder of this Agreement or the application of such provision to such person or circumstance, other than those as to which it is so determined invalid or unenforceable, shall not be affected thereby, and each provision hereof shall be valid and shall be enforced to the fullest extent permitted by law, except that, if as a result thereof, the consideration to be paid to Seller under this Agreement is diminished in any material respect Seller shall have the option, upon written notice to Buyer, to terminate this Agreement.

         Section 13.3 Governing Law. This Agreement shall be construed and enforced in accordance with the laws of the State of California.

         Section 13.4 Assignment; Binding Effect. Buyer may assign all of its rights and obligations hereunder without the written consent of Seller to: (i) any entity which is owned, controlled, managed or advised by Buyer or any affiliate of Buyer, including but not limited to an UPREIT in which Buyer or an affiliate is the general partner, or (ii) to a partnership or joint venture in which Buyer is the sole general partner. Buyer may assign all of its rights and obligations hereunder with the prior written consent of Seller to any other third party which has the financial wherewithal in the reasonable business judgment of Seller to perform the obligations of Buyer hereunder. Any assignee of Buyer shall assume all of the obligations of Buyer hereunder in a written agreement provided to Seller. No permitted assignment hereunder shall relieve Buyer from its obligations under this Agreement unless Buyer provides sufficient evidence to Seller that Buyer's assignee has a net worth in excess of Ten Million Dollars ($10,000,000) at the time of such assignment, in which event Buyer shall be relieved from any further obligations under this Agreement. The Deposit shall not be released or otherwise adversely affected as a result of any such assignment. Seller shall not, and shall not have the right to, assign its rights and obligations hereunder.

         Section 13.5 Successors and Assigns. This Agreement shall be binding and inure to the benefit of Buyer and Seller and their respective successors and permitted assigns, subject to the restrictions contained in Section 13.4.

         Section 13.6 Confidentiality. Buyer shall make no public disclosure of the terms of this transaction without the prior written consent of Seller, except as may be required by law or applicable governmental regulation (including SEC disclosure requirements). Buyer shall continue to comply with the confidentiality requirements set forth in any confidentiality agreement previously entered into between Seller and Buyer until the Closing has been consummated. The provisions of this Section 13.6 shall survive any termination of this Agreement prior to the Closing.

         Section 13.7 Captions; Exhibits and Schedules; References. The captions in this Agreement are inserted only as a matter of convenience and for reference and in no way define, limit or describe the scope of this Agreement or the scope or content of any of its provisions. All of the Exhibits and Schedules attached to this Agreement and referred to herein are by this reference incorporated into this Agreement as though set out in their entirety herein. Unless expressly provided to the contrary, all references in this Agreement to Articles, Sections, Exhibits or Schedules are references to the applicable Articles, Sections, Exhibits and Schedules of this Agreement.

         Section 13.8 Attorneys' Fees. In the event of any litigation arising out of this Agreement, in addition to any other rights or remedies specified herein, the prevailing party shall be entitled to be awarded its reasonable attorneys' fees and costs.

         Section 13.9 No Partnership. Nothing contained in this Agreement shall be construed to create a partnership or joint venture between the parties or their successors in interest or any other relationship other than seller and buyer.

         Section 13.10 Time of the Essence. Time is of the essence of this Agreement.

         Section 13.11 Counterparts. This Agreement may be executed and delivered in any number of counterparts, each of which so executed and delivered shall be deemed to be an original and all of which shall constitute one and the same instrument.

         Section 13.12 No Recording. Buyer and Seller agree not to record this Agreement or any memorandum thereof.

         Section 13.13 No Waiver. No failure or delay by a party to exercise any right it may have by reason of the default of the other party shall operate as a waiver of default or as a modification of this Agreement or shall prevent the exercise of any right by the first party while the other party continues to be so in default, except as expressly provided to the contrary in Section 10.4.

         Section 13.14 Form 1099-S. For the purpose of complying with Internal Revenue Service reporting requirements for this transaction, the Title Company shall be obligated to prepare and file the 1099-S form (and any necessary supporting documentation) and Seller and Buyer shall cooperate with any requests from the Title Company in connection therewith.

         Section 13.15 Intentionally omitted.

         Section 13.16 Section 1031 Exchange. Buyer acknowledges that Seller may elect to sell the Property as part of an exchange of like-kind property pursuant to Section 1031 of the Internal Revenue Code of 1986, as amended (the "Exchange"). Buyer agrees to cooperate with Seller to effect the Exchange, including the execution of additional escrow instructions, documents, agreements or instruments and, if necessary, the delay of Closing for a reasonable period, not to exceed thirty (30) days, provided that such cooperation will be at no additional out-of-pocket expense to Buyer, and that Buyer shall not be required to take title to any other real property in connection with such Exchange. Seller agrees to indemnify, save, insure and hold harmless Buyer from and against any and all loss, cost, damage, injury, liability or expense, including without limitation, reasonable attorneys' fees and expenses in any way connected with or arising out of such 1031 Exchange and Buyers cooperation hereunder.

         Section 13.17 Indemnifications. Seller acknowledges that Buyer does not intend to become an operator of the Premises or the hotel business conducted thereon following the Closing. Accordingly, Seller hereby agrees to indemnify, save, insure and hold harmless Buyer and Buyer's Tenant from and against any and all claims, losses, costs, damages, injuries or other liabilities including, without limitation, reasonable attorneys' fees and costs, arising out of or in any way connected with events occurring at or in connection with Seller's ownership and operation of the Premises prior to Closing (including, without limitation, Manager's operation of the Hotels thereon, and any management fees or franchise fees relating to any period prior to Closing, but payable by Seller post-Closing as provided in Section 10.1(u)). Buyer agrees to indemnify, save, insure and hold harmless Seller and Manager from and against any and all claims, losses, costs, damages, injuries or other liabilities including, without limitation, reasonable attorneys' fees and costs, arising out of or in any way connected with events occurring at or in connection with the operation of the Premises (including Buyer's Tenant's ownership and operation of the Hotels thereon) after the Closing.

         Section 13.18 Trade Restriction. Seller, for itself and its affiliates and members, hereby expressly acknowledges and agrees that none of them shall trade in the securities of Buyer or any affiliate of Buyer listed on Exhibit "I" attached hereto, during the pendency of the transaction contemplated by this Agreement until all material facts concerning such transactions are publicly announced and the market has had an opportunity to absorb such announcements. Prior to making any such investment, each of Seller and its affiliates and members shall obtain the written acknowledgment of Buyer that the aforesaid contingencies have been satisfied; provided, however, that such restriction shall expire in any event no later than thirty (30) days after the Closing Date.

         Section 13.19 Entire Agreement. This Agreement constitutes the entire agreement of Buyer and Seller with respect to the purchase and sale of the Property and supersedes any prior or contemporaneous agreement with respect thereto.

         Section 13.20 Termination. This Agreement shall be void and of no force and effect unless signed by Buyer and delivered to Seller no later than five (5) business days following the date of Seller's execution of this Agreement. For the purposes of this provision, Seller's receipt of a facsimile of Buyer's signature shall satisfy Buyer's delivery requirement, provided that Buyer promptly follows such facsimile with the overnight delivery of an original executed copy of this Agreement.

         Section 13.21 Authority. Each person executing this Agreement, by his or her execution hereof, represents and warrants that they are fully authorized to do so, and that no further action or consent on the part of the party for whom they are acting is required to the effectiveness and enforceability of this Agreement against such party following such execution.

                                   ARTICLE 14
                                     NOTICES

         Any notices or requests required or permitted to be given hereunder shall be transmitted by facsimile or telecopy transmission (and, at the sender's option, by one of the methods described below). Any such notices or requests shall be deemed to be given: (i) when hand delivered, or (ii) one (1) business day after delivery to Federal Express or similar nationally recognized overnight service for next business day delivery, (iii) three (3) business days after deposit in the U.S. mail when sent by certified mail, return receipt requested, or (iv) when transmitted by facsimile or telecopy transmission alone, then with receipt acknowledged upon transmission, in all cases addressed to the parties at their respective addresses as follows:

If to Seller:         PDH Associates LLC
                      c/o Cirque Property L.C.
                      136 East South Temple, Suite 1500
                      Salt Lake City, Utah 84111
                      Attn:  John J. Byrne III, and J. Gregory Hale
                      Fax:     (801) 521-4474
                      Phone: (801) 521-4470

If to Buyer:          CNL Hospitality Corp.
                      CNL Center @ City Common
                      450 S. Orange Avenue
                      Orlando, FL  32801
                      Attn: Mr. Charles Muller
                      Fax:     (407) 650-1085
                      Phone: (407) 650-1080

With a copy to:       William T. Dymond, Jr., Esq.
                      Lowndes, Drosdick, Doster, Kantor
                         & Reed, P.A.
                      215 N. Eola Drive
                      Orlando, FL 32801
                      Fax:  (407) 423-4495
                      Phone:  (407) 843-4600

or in each case to such other address as either party may from time to time designate by giving notice in writing to the other party in the manner provided above.

         IN WITNESS WHEREOF, Seller and Buyer have executed and delivered this Agreement as of the date first written above, being the date inserted by Seller as the date of its execution and delivery hereof to Buyer.

BUYER:                                   SELLER:

CNL HOSPITALITY CORP.,                   PDH ASSOCIATES LLC,
a Florida corporation                    a Utah limited liability company

                                         By:  Cirque Property L.C.,
                                              its Managing Member

By:   /s/ Charles A. Muller
     --------------------------------
         Charles A. Muller                   By:  /s/ J. Gregory Hale
         Chief Operating Officer and              ------------------------
         Executive Vice President                     J. Gregory Hale
                                                      Managing Member

Date: January 25, 2000                       Date: January 21, 2000



ESCROW HOLDER HEREBY ACKNOWLEDGES RECEIPT OF A FULLY EXECUTED COPY OF THIS AGREEMENT, TOGETHER WITH THE EARNEST MONEY DEPOSIT IN THE AMOUNT OF $250,000.00:


FIRST AMERICAN TITLE INSURANCE COMPANY



By:  /s/ Rhonda P. Obaugh
     -----------------------
Name:  Rhonda P. Obaugh
Title:  Houston National Accounts Manager


Date: January 26th, 2000